As filed with the Securities and Exchange Commission on August 10, 2010
Securities Act File No. 333-155318

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

Amendment No.  3 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

SpeedSport Branding, Inc.
(Name of small business issuer in its charter)

NEVADA (State or other Jurisdiction of Incorporation or Organization)	7948 (Primary Standard Industrial Classification Code Number)	20-4168979 (I.R.S. Employer Identification No.)

6141 Quail Valley Ct.
Riverside, Ca. 92507
(951) 656.1160
(Address and telephone number of principal executive offices and principal place of business)

Roy C. Montgomery, Chief Executive Officer
6141 Quail Valley Ct.
Riverside, Ca. 92507
(949) 721.1769
(Name, address and telephone number of agent for service)

Copies to:

Brad Bingham Esq.
The Bingham Law Group APC
 2038 Corte Del Nogal, Suite 110
Carlsbad, California 92011
(760) 692-1162
Fax (760) (760) 804-8845

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum a aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	4,359,300	$.20	$871,860	$62.16

(1)   Estimated  solely  for  the  purpose  of  computing  the  amount  of the registration fee and based upon the  amount of  consideration  received  by SpeedSport Branding, Inc. pursuant to Rule  457(a)  under the  Securities  Act of 1933, as amended.  As of the date hereof, there is no established public market for the common stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-K requirements, certain factor(s) must be considered and utilized in determining the offering price.  The offering price of $0.20 per was determined arbitrarily by us.  The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements. Should a market develop or occur for our securities, the market price may be far less than the offering price.  If and when our common stock is listed on the Over-the-Counter Bulletin Board the price will be established according to the demand of our common stock and will fluctuate based on the demand for our stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED  AUGUST 9, 2010

SPEEDSPORT BRANDING, INC.

4,359,300 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of an aggregate of 4,359,300 shares of our common stock, par value $.001, per share all of which shares of common stock were issued to the selling stockholders. Selling stockholders will sell their shares at a price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution". We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

Currently, there is no public market for our common stock and no assurances can be given that a public market will develop or, if developed, that it will be sustained. Application has been made for the common stock to be traded on the OTC Bulletin Board. However, there can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of common stock in this offering. All of the net proceeds from the sale of our common stock will go to the selling stockholders.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______, 2010.

RED HERRING LANGUAGE---Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

TABLE OF CONTENTS

Page #
PROSPECTUS SUMMARY	5
THE COMPANY	5
THE OFFERING	8
USE OF PROCEEDS	8
DILUTION	8
RISK FACTORS	9
DIVIDEND POLICY	15
BUSINESS OF THE COMPANY	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	24
MANAGEMENT	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
DESCRIPTION OF SECURITIES	37
PENNY STOCK	39
SELLING STOCKHOLDERS	40
PLAN OF DISTRIBUTION	41
LEGAL PROCEEDINGS	42
LEGAL MATTERS	42
FORWARD LOOKING STATEMENTS.	43
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	43
EXPERTS	43
AVAILABLE INFORMATION	43
FINANCIAL STATEMENTS	44

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. Each prospective investor is urged to read this prospectus in its entirety. When used in this prospectus, the terms "Company," "SpeedSport Branding,", “SSB” "we," "our," "ours" and "us" refer to Speedsport Branding, Inc., unless otherwise specified or the context requires otherwise.

THE COMPANY

In January of 2006, Kevin P. O’Connell, one of our founding shareholders, and the controlling party of the shareholders who control a majority of our outstanding common shares, commenced a new business to provide marketing and advertising services using race cars participating in  the Grand American Rolex Series featuring sports cars and road racing.   The Company was formed as SpeedSport Branding, LLC as a California limited liability company (“LLC”) on February 6, 2006. At the time of our formation, Mr O'Connell was the managing member of General Pacific Partners, LLC ("GPP"), and the managing member of Revete’ Capital Partners, LLC (RCP") and the managing member of Billington Brown Acceptance, LLC ("BBA").  Together, these entities hold a majority of our issued and outstanding common shares.

The Company operated as an LLC until June 3, 2008 when it was merged (the “Merger”) into SpeedSport Branding, Inc. a Nevada corporation.  SpeedSport Branding, Inc was incorporated under the laws of the State of Nevada on January 10, 2006. Prior to the merger, SpeedSport Branding, Inc. had no business operations, other than maintaining its good standing as a Nevada corporation. Prior to the Merger, SpeedSport Branding, Inc. had 10,125,000 common shares issued and outstanding. Pursuant to the Merger, 150,000 shares of common stock were issued to GPP for all of the membership interests in LLC, and 4,412,650 shares of common stock were issued to the holders of $882,530 in promissory notes of LLC, including a total of 1,287,149 shares issued to GPP, RCP and BBA in exchange for $230,661 of promissory notes owed by us.

The reason for the Merger was to create the possibility of liquidity for the shareholders of our Company by having our common shares registered and available for a possible listing on the Over the Counter Bulletin Board. Our offices are leased and located at 6141 Quail Valley Ct. Riverside, Ca. 92507, which is leased from a company in which Mr. O'Connell holds a majority of the economic interests.

We are a developmental stage motorsports organization which was organized in February of 2006 to participate in the Grand American Road Racing Association (“Grand Am”) sanctioned ”Grand-Am Cup Series” road racing events.  The Grand American Road Racing Association was established in 1999 to organize, sanction, and sponsor professionally race prepared “Sports Car” automobile road racing in North America. Grand Am is a separate and distinct entity from us and we do not have any formal contractual arrangements with Grand Am.

Since February of 2007,we have participated in the Grand Am Rolex Series events using Rolex Series GT (Grand Touring) production based automobiles that we have leased from P-1, Inc. a company whose majority shareholder is Kevin P. O’Connell.  We participated in four road racing events in 2006, six in 2007 and nine races in 2008.  The last race in which we participated was in September of 2008 at Miller Motorsports Park in Toole, Utah.   Our cessation in racing was due primarily to the lack of availability of capital due to a downturn in the economy.  We did not enter any events in 2009.

Until early in 2007, we owned and operated one Grand Am qualified professionally race prepared Sports Car.  In early 2007, the Company decided to sell it’s factory built sports car and participated in racing competition utilizing primarily leased professionally prepared sports cars.

On December 31, 2008, the Company  acquired a Grand Am spec 997 GT-3 Porsche racecar (the (the "997 Porsche") from P-1. The purchase price was $160,000. Additionally, on December 31, 2008, we acquired a Grand Am spec 997 GT-3 Porsche racecar from P-1.  The purchase price was $160,000, for which we issued 533,333 shares  ($.30 per share) of our common stock for the purchase of the race vehicle.

In 2008, the Company continued to participate in the Grand-Am Rolex Series race series in North America and entered and competed in races in Mexico City, Mexico and Montreal, Canada.  The inclusion of the international races provided a wider audience for potential sponsorship and marketing clients.

We have not generated any revenue from sponsorships or the sale of advertising space.  Our losses through  December 31, 2009 were ($46,682) or 328% of revenue as compared to a loss of ($132,018) or 363% of revenue for the same period in 2008. The decrease in loss for 2008 is attributable to no racing events entered in the year and a decrease in legal and accounting costs.  Additionally, as well as an increase in Depreciation expenses due to the late 2008 acquisition of the Porsche GT-3 Cup car, the company had a significant reduction in General & Administrative expenses for the year. Our auditor's report has expressed substantial doubt about our ability to continue as a going concern.

Expected management estimates for the cost of operating the business will continue to require additional capital of up to One Hundred Fifty Thousand dollars ($150,000) consisting of: $5,000 for registration and licenses required for entry in select sanctioned racing events; $10,000 for travel and lodging; $3,000 for marketing and promotion; $20,000 for legal and accounting; $20,000 for engineers and consultants; $25,000 for parts, $20,000 for fuels and tires; $7,000 for racecar transporter travel; $20,000 for debt service of all Company notes payable; and $20,000 in miscellaneous expenses.

In 2009, due to the downturn in the overall economy and the lack of sponsorship for our company, we did not enter of participate in any of the Grand-Am Rolex Series race series in North America.

We intend to enter up to two events in 2010.  When the events in which we intend to participate are chosen, we will decide whether to enter the 997 Porsche that we own or a leased race vehicle.  Our decision will be based upon the characteristics of the race venue and the suitability of the 997 Porsche or another vehicle to race at the chosen venue.  Our planned limited schedule for 2010 is due to the weakness in the overall economy and the prospects of securing sponsorship for motorsports events. Our ability to attract sponsors will, in part, be dependent upon the success of our racecars in the races we may decide to enter. We believe that if we win, or finish within the top 10 finishing places in a race, our ability to attract sponsors will be enhanced. Further, our past record of sporadic "Top 10" finishing places, has diminished our ability to attract sponsors.

Our 997 Porsche GT-3 Cup Car and our leased vehicles are managed for racing from a facility in Riverside, California that is owned by Riverside Acceptance, LLC a company in which 50% of the economic interests are held  by Kevin P. O'Connell.

We have generated $2,379 of consulting revenue from a client that sought our advice in events, marketing and training in the racing industry and $11,813 in revenue from a lease of a truck to Media Buyers LLC., a corporation controlled by Kevin. O'Connell.  Since inception, we have received winning cash purses totaling approximately $43,000.  Other than the $14,192 in consulting and leasing revenue, we have not had any revenue since August of 2008.

Relationship with our majority shareholder

Mr. O’Connell, through his control of three shareholder entities that collectively own, approximately sixty nine percent (69%) of our outstanding common stock  while our directors and officers collectively own less than 2% of our common stock.  Accordingly, Mr. O'Connell is our controlling shareholder.

Since the inception of the company we have borrowed monies from Kevin P. O’Connell and his affiliates. On March 4, 2006 we borrowed $102,066 from General Pacific Partners, LLC ("GPP") a company whose managing member and majority membership interests are held by Mr. O'Connell.  On February 23, 2006 we borrowed a total of $128,595 from Billington Brown Acceptance, LLC.("BBA") a company whose managing member and majority membership interests are held by Mr. O'Connell.   The indebtedness and all accrued interest to GPP and BBA was converted into 770,865 shares of common stock of the Company.

Additionally, on January 31, 2008 we borrowed a total of $103,256  from Revete Capital Partners, LLC ("Revete") and Billington Brown Associates, LLC., both of which companies' managing member is Mr. O'Connell and whose majority membership interests are held by Mr. O'Connell.   On January 31, 2008 and prior to the merger of SpeedSport Branding LLC into the Company, the indebtedness, including all accrued interest, to Revete and BBA was converted into a total of 516,280 shares of common stock of the Company at a conversion price of $.20 per share.

On February 1, 2007 we entered into an agreement to lease our race vehicles from P-1, Inc. ("P-1"), a company in which Kevin O’Connell is a majority shareholder. During  2007 we incurred lease fees of $37,500 and for 2008 we incurred leasing fees of $60,000.  On December 31, 2008 the lessor, P-1, Inc. we issued a total 325,000 shares of our common stock to P-1 in full payment of our indebtedness.

In September of 2009, the Company established a $450,000 unsecured line of credit with GPP.  The terms of the line of credit provide for interest at 10% per annum on all balances; quarterly interest payments  outstanding balances and is limited to a maximum quarterly draw down on the line of $100,000.  The availability of funds from this line of credit is subject to the approval of Mr. O'Connell.  To date, a total of $50,000 has been drawn on the line of credit, which sum has been repaid.

On December 31, 2008, we acquired a Grand Am spec 997 GT-3 Porsche racecar (the (the "997 Porsche") from P-1. The purchase price was $160,000, for which we issued 533,333 shares ($.30 per share) of our common stock.

Since inception Mr. O’Connell and his affiliates accrued a total of $97,500 in lease payments, maintenance payments and other payments as compared to our overall expenses of $1,196,289.  The lease payments of  $97,500 were paid by our company by the issuance of 325,000 shares of our common stock at $.30 per share.  Also, since inception, Mr. O’Connell’s affiliates, through stock subscriptions, loans, and other payments have provided a total of $591,386 in cash.

The Company has recurring losses from operations and our auditor has stated that there is substantial doubt about the Company's ability to continue as a going concern.  Further, continued losses could cause the Company to be unable to continue in the racing industry or to meet debt obligations. (see "Risk Factors" below). The Company believes that racing requires significant capital outlays on a continual basis to successfully fund operations, but with adequate funding that profitable operations can be achieved. Without additional funding, the Company could discontinue operations. In addition, the current global recession has made it more difficult for developmental stage racing teams, such as ours, to attract sponsorships of any kind.

We have $40,000 in cash as of August 9, 2010 and our monthly expenses are approximately $10,000.  We will need to obtain additional funding to maintain continuing operations and there can be no assurance that such funding is, or will become available.

Revenue is expected to be derived from the sale of advertising space from sponsors on each vehicle we enter in a Grand Am race and from winning a share of cash purses that are provided by Grand Am event sponsors. In addition, we intend to utilize professionally race prepared Sports Cars to provide marketing and public relations services to clients desiring to use our racing sports cars to market their products or services by having our vehicles promote their brand by carrying their logo. However, we have had no advertisers, sponsors or public relations clients to date , and there are no present commitments from advertisers, sponsors, or public relations clients.  There can be no assurance that we will be able to obtain any such advertising revenue, sponsorships or public relations clients in the future. We have conducted limited operations to date, and our operations will continue to be limited until such time as we are able to obtain additional funds to carry out our overall business plans.

If we are able to obtain additional funding, we intend to enter additional Grand Am racing events, obtain various types of equipment, hire, on a consultative basis, engineers and professionals that we will need to enter events, and to purchase the replacement parts that we may need in the event of mechanical failures throughout a racing event.

THE OFFERING

Common stock offered by selling stockholders:	4,359,300 (These shares represent approximately 27% of our current outstanding common stock.)

Common stock to be outstanding after the offering:	15,650,873

Offering Price Per Share	$.20 (until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.)

Use of proceeds:	We will not receive any proceeds from the sale of any common stock sold by the selling stockholders.

Proposed Over-The-Counter Bulletin Board Symbol:	SSBI

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Tax Considerations

You should consult your own tax advisor regarding tax consequences that might be associated with your investment in the shares of common stock.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

RISK FACTORS
Risks Related To Our Business

An investment in our securities is extremely risky. You should carefully consider the following risks, in addition to the other information presented in this prospectus, before deciding to buy our securities. If any of the following risks actually materialize, our business and prospects could be seriously harmed and, as a result, the price and value of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are intended to be the material risks that are specific to us and to our industry.

We have a limited operating history, with historical losses.

We have a short operating history and must be considered to be in the development stage. We have no history of earnings or profits and there is no assurance that we will operate profitably in the future. There is no meaningful historical financial data upon which to base planned operating expenses. As a result of this limited operating history, it is difficult to accurately forecast our potential revenue. We have accumulated a total loss of ($1,104,598) from inception in January 1, 2006 through December 31, 2009. We intend to use leased, professionally race prepared, Sports Cars to market and promote the products and services of potential sponsor clients. We contemplate that we will further develop our racing operations into which we will reinvest all profits, if any, into the Company.

Since inception, the founders of the Company have made $100,000 in contributions to the capitalization of the Company. We estimate that for the 12 months ending April 19, 2011 the cost of operating the business will require additional capital of a minimum of one hundred fifty thousand dollars ($150,000) and there can be no assurance that any or all of that additional capital will be available to the Company.

Our existing principal stockholders exercise control of our Company.

Revete Capital Partners, LLC ("Revete"), General Pacific Partners, LLC, ("GPP") and Billington Brown Acceptance, LLC ("BBA") together are the beneficial owners of approximately 70% of our issued and outstanding common stock.  Revete, GPP and BBA have membership interests and economic interests that are held and determined by Kevin P. O'Connell.

In addition, GPP has established a line of credit of $450,000.  The receipt of funds from this line of credit is subject to the approval of  Mr. O'Connell.  To date, $50,000 as been drawn on the line of credit, which amount has been repaid. The terms of the line of credit contains annualized interest of 10%, quarterly interest payments paid by the Company on outstanding balances and requires a maximum quarterly draw down on the line of $100,000 per quarter.   Mr. O'Connell may have a conflict of interest should we determine to draw upon the line of credit. He will have to determine, as the Managing Member of GPP, whether it is in the best interest of GPP to approve or decline the "draw down". or, as our controlling shareholder, it is in our best interest to approve the draw down.

In addition, Mr. O'Connell is the majority shareholder of P-1, Inc. the only company from which we have leased racecars.. Mr. O'Connell may have a conflict of interest should we determine to continue to lease racecars from P-1. He will have to determine, as the CEO of P-1, whether it is in the best interest of P-1 to approve or decline providing a racecar for a specific event or, as our controlling shareholder, it is in our best interest to lease a racecar to us.   In the event that we are unable to lease a vehicle for a specific event, we would either use our own vehicle or not be able to participate in the event.

Further, Mr. O’Connell, will be able to determine the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, even if this change in control would benefit stockholders.

We must enter into and maintain a good working relationship with the Grand American Road Racing Association.

To be successful, we must create and maintain a good working relationship with the sanctioning body of our racing events, the Grand American Road Racing Association. Without a good relationship with Grand Am, Grand Am may at its sole discretion disallow our team from competing in any or all of their sanctioned events for an indefinite period of time. We do not have any continuing contractual relationship with Grand Am and may not be able to enter into any agreements to participate in racing events on terms acceptable to us.

We have previously leased our racecars from P-1, a company controlled by our controlling shareholder.

P-1, Inc. is a motorsports leasing company, and has leased race vehicles to our Company and has race vehicles available to other qualified teams and drivers.  We have only leased racecars from P-1. a company whose majority shareholder is Kevin P. O’Connell.

The disadvantage of leasing our cars through P-1 rather than other sources is that the configuration and technology of other race cars that are available from various lessors  may be more advantageous to us to us than using only race cars available form P-1.  This could adversely affect our competitiveness which could have a negative impact on potential sponsors and winning purses.

Our leased and owned racecars are subject to changes in technology and competitiveness.

On December 31, 2008, we acquired a Grand Am spec 997 GT-3 Porsche racecar from P-1.  The purchase price was $160,000, for which we issued 533,333 shares ($.30 per share) of our common stock for the purchase of the race vehicle. This race car, as well as the race cars we lease from P-1, contain current technologies that may cease to be legal or competitive as the rules, and regulations of Grand Am are modified and technologies are updated.  Additionally, governing sanctioning bodies are expected to regularly hold discussions with the manufacturers and competitors regarding implementing updated models and technologies that may have an adverse effect on our Company.  To the extent that Grand Am may change its rules and regulations so that our racecar and the race cars we lease from P-1 do not comply with the changed rules or regulations, our business will be adversely affected.

Our racing operations face competition for marketing and advertising dollars.

We compete for marketing and advertising dollars with other motorsports teams and with sports such as football, baseball, basketball, hockey, tennis and golf and with other entertainment and recreational activities. In the event that fan interest in motorsports declines, Grand Am might not be as attractive to the potential sponsors, which could have an adverse effect on our operations.

There can be no assurance that our team will be competitive or qualify for each, or any, Grand Am sanctioned event entered.  Qualification in Grand Am races is only required in special events.  If we are not as successful competitively, we could have a more difficult time attracting and maintaining sponsors, quality drivers and crews which in turn could impact our ability to attract marketing and advertising dollars. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position.

We may not be able to lease or obtain certain race cars as needed for specific events.

Our ability to compete in race events is contingent upon our ability to lease specific racing cars for various series when needed.  Due to the limited production of the Porsche 997 GT-3 Cup car and other types of race vehicles in which we might choose to compete with, there can be no assurance that we will be able to obtain suitable race vehicles when needed or be able to negotiate a lease fee that we deem reasonable.

We currently own one racecar, a 997 Gt-3 Porsche.  From February 2007 through September 2009, we leased our racecars from P-1, Inc.  Our lease agreement requires us to pay a leasing fee of $7,500 for sprint races and $15,000 for endurance race in scheduled events in which we leased a race car.

On December 31, 2008, we acquired a current Grand Am 997 GT-3 Porsche racecar from P-1, Inc.  This vehicle's configuration may not meet the required and ubiquitous specifications of the current rules and regulations of Grand Am, but may be updated to comply with certain costs.

Engine modifications as well as other mechanical changes have been approved by the series and the manufacturer to allow Porsche production race vehicles to compete more evenly with other manufacturers in the series.  Prior to the entry of our race vehicle in any Grand Am event, we intend to update and maintain the vehicle with current safety and engine modifications to meet the then current standards.

The success of our operations will be dependent upon the success of our racing team.

Our ability to fully implement our business plan and the success of our operations will be dependent upon the success of our racing team. If our racing team fails to qualify for races or finishes poorly in races on a regular basis, the success of our operations will be adversely impacted. Generally, racing teams that fail to qualify cannot generate any  purse revenue and may experience a reduction in fan interest and/or sponsorship appeal. We believe that if we win, or finish within the top 10 finishing places in a race, our ability to attract sponsors will be enhanced. Further, our past record of sporadic "Top 10" finishing places, has diminished our ability to attract sponsors. We do not currently have any written employment or sponsorship arrangements with drivers or crew members.

In those Grand Am racing events that we determined to enter, we have always qualified to race.  However, we have finished poorly in these events and have not received any purse money if finishing positions fall outside of the top 15 places.  A low finishing position for any event may or may not be a direct result of the team’s activities and efforts, and all racing teams in competition face the same uncertain results. There can be no assurance that we will win any purse money and the denomination of such purse money could have any effect upon our ability to fund our operations.

We may incur liability for personal injuries.

Racing events can be dangerous to participants and to spectators. We maintain insurance policies that provide coverage within limits that in our judgment are sufficient to protect us from material financial loss due to liability for personal injuries sustained by, or death of, our personnel or spectators in the ordinary course of our business. Our insurance may not be adequate or available at all times and in all circumstances. In the event that damages for injuries sustained by our participants or spectators exceed our liability coverage or the insurance company denies coverage, our financial condition, results of operations and cash flows could be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

We do not have total loss insurance for the racecars we lease or own.

Due to the high cost of property damage insurance, we have chosen not to carry total loss insurance for the racecars we lease or own.  In the event of a loss occurrence, we may lose or be liable for as much as the total value of the racecar which is damaged.  The loss could be as much as $250,000, which would be a material loss to us and could cause us to cease operations.

We have not had and sponsors since our inception in 2006 and we may not be able to attract and maintain sponsors as our primary source of revenues.

A professional motorsports racing operation relies principally on three separate, but related, revenue sources for the funding of racing activities. They are sponsorship monies, race purse winnings and special race bonus opportunities.  These additional opportunities would include certain accomplishments completed during a race event such as leading the most laps during an event but not winning the event. There can be no assurance that we will be able to attract or obtain any or all of these sources of revenue.

Since our racing operation and business model requires that our operations be funded through sponsorship dollars, our ability to attract sponsors to fund racing operations will be a significant factor in our success or failure. We have had no sponsors since our inception in 2006 and there can be no assurance that we will be able to attract any sponsors.

We will need additional financing, which may not be available.

Our future success will depend on our ability to raise additional funds and our ability to raise future sponsorship money, which includes attracting sponsors for our racing teams. No commitments to provide additional funds have been made by management and no agreements with sponsors have been entered into. Our ability to arrange financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms. If additional financing is raised by the issuance of our shares, control of the Company may change and stockholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of opportunities, or otherwise respond to competitive pressures and remain in business.

We are dependent on our key personnel.

Our management is currently controlled and operated by Roy P. Montgomery, President, and Ronnie E. Norwood, Chief Operations Officer and Richard Toth, Secretary and Treasurer. Our success will depend in large part upon the continued services of these individuals. Mr. Montgomery presently devotes only 25% or less of his time to our business and Messrs. Norwood and Toth presently devote approximately 10%of their time to our business. Notwithstanding, the death or loss of the services of any one of them or of any one or more of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We do not have key man life insurance on these individuals. In addition, if one or more of our key employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. In the event of the loss of any key personnel, there can be no assurance that we will be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.

We face significant racing competition.

We principally compete with other motorsports teams and advertising and public relations companies. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

Our business revenue generation model is unproven and could fail.

Our revenue model is new and evolving, and we cannot be certain that it will be successful. Our present revenue model is to use our racecars to provide marketing and public relations services to clients desiring to use our racecars to market their product or service by having our vehicles promote their brand by carrying their logo. Our ability to generate revenue depends, among other things, on our ability to achieve success with our management team’s limited time devoted to our business in the motorsports industry. The potential profitability of this business model is unproven for companies of our size. Accordingly, we cannot assure you that our business model will be successful or that we can sustain revenue growth or achieve or sustain profitability. If our business model is not successful we could be forced to curtail our operations.

The current downturn in the economy and decrease in consumer spending could reduce sanctioning fees received by our primary series.

Our Company’s revenue is indirectly contingent upon the viability of our sanctioning body Grand-Am.   Gran Am receives a portion of its revenue from sanctioning fees paid by track owners.  Due, to the current economic recession, track owners have sustained significant losses from reduced spectator spending as a result of a decrease in consumer discretionary spending.  The Grand Am series might be forced to delete certain markets from its schedule, therebv reducing the potential for us to compete and reducing our  potential to attract sponsors.

The current recession and the downturn of the international auto industry could negatively affect the motorsports industry.

The current financial challenges, congressional hearings and cost restructuring facing the global auto industry has reduced the demand for the industry’s products and services.  Manufactures have elected to cease participation in various racing events, as well as decreasing the manufacture of certain models of automobiles which are represented in the Grand Am racing events our Company participates in.  Manufacturers have also reduced marketing budgets and funds for these events significantly.

The downturn in the current global economy could have a material impact on the results of our operations.

The current downturn in the economy has resulted in the decrease of marketing and promotional dollars from small and large companies and auto manufacturers.  This decrease has resulted in reduced spending directly related to the motorsports industry and correlates to a decrease in our sponsorship opportunities.

Our auditors have expressed substantial doubt as to whether our Company can continue as a going concern.

We have generated only limited revenues since our inception and have incurred substantial losses. We have had negative cash flow of approximately $1,036,742 since our inception. Our business plans estimate that we will need to raise $150,000 in additional capital to fund our operations through April 19, 2011 and there can be no assurance that we will be able to raise any or all of the capital required. These factors indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

We will incur additional costs for being a small, public reporting company.

We will be a fully reporting and publicly traded company.  There will be additional non-operating costs associated with being a public company.  Additionally, we have a management team that is inexperienced  in managing publicly traded companies.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and may affect the ability of our stockholders to realize any trading price of our common stock when and if a trading market develops for our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 30% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

RELIANCE ON INFORMATION ONLY IN THIS PROSPECTUS

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

DIVIDEND POLICY

We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on common stock will be at the discretion of our board of directors and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our board of directors may deem relevant.

BUSINESS OF THE COMPANY

Background

We are a development stage company operating as a small motorsports organization which was organized in 2006 to participate in the Grand American Road Racing Association (“Grand Am”) sanctioned ”Grand-Am Rolex Series GT” road racing events.  The Grand American Road Racing Association was established in 1999 to organize, sanction, and sponsor professionally race prepared “Sports Car” automobile road racing in North America.  We participate in the “Rolex Series GT” events using Rolex Series GT (Grand Touring) race-prepared production based automobiles.  We participated in four road racing events in 2006, five in 2007, nine races through September 20, 2008 and no races since September of 2008. Throughout the 2006 season and into early 2007, we owned and operated a Grand Am professionally race prepared Sports Car, specifically a factory built and prepared Porsche 996 GT-3 Cup car.  In the second quarter of 2007 we decided to sell our primary sports car and participate in racing competition utilizing leased racecars.  Since 2007, we have utilized leased race cars to participate in the racing events we have scheduled.  In December of 2008, we purchased a racecar from P-1 as an alternative to leasing.  We will decide in the future whether to lease a racecar or to enter the vehicle we have purchased from P-1.

In the past, and possibly in the future, we lease our race cars for Rolex Series events from P-1, Inc. ("P-1").  Kevin P. O’Connell, who is the majority shareholder, is also a majority shareholder of P-1, Inc.

We expect the majority of our revenue to be derived from the sale to sponsors of advertising space on each vehicle we enter in a Grand Am race and from winning a share of the “cash purses” that are provided by Grand Am event sponsors.  Secondarily, we expect to utilize our race cars to provide marketing and public corporate branding services to clients desiring to use our cars and equipment to market their product or service by having our vehicles promote their brand by carrying their logo. Our ability to attract sponsors will, in part, be dependent upon the success of our racecars in the races we may decide to enter. We believe that if we win, or finish within the top 10 finishing places in a race, our ability to attract sponsors will be enhanced. Further, our past record of sporadic "Top 10" finishing places, has diminished our ability to attract sponsors.

We have conducted limited operations to date, and have not entered any racing events since September of 2008. Our operations will continue to be limited until such time as we are able to obtain additional funds to carry out our business plans.

We have conducted limited operations to date, and our operations will continue to be limited until such time as we are able to obtain additional funds to carry out our business plans.

Grand AM Road Racing

Grand Am is not an affiliate, partner or sponsor of our Company. Grand Am is a separate and distinct entity from our Company and the only formal contract(s) that we have with the organization is the contractual entry forms that we must submit to be entered into a racing event, and the annual driver and crew member fees that we must submit as a prerequisite to our admission and entry into scheduled Grand Am racing events. We are dependent on Grand Am and their events as a place for us to showcase the brands of our potential customers.

As the primary series in which we compete, Grand AM mandates, manages and monitors the qualifications of participants at every Grand AM sanctioned event. In addition to filing ownership forms with Grand AM, to participate in a Grand AM sanctioned event, each car must be driven by a driver who has motorsports experience and all cars must undergo a Grand AM technical inspection. Prior to qualifying at each race, all of the participating cars must undergo a pre-race technical inspection by the Grand AM officials. Several participating race cars are also selected to undergo a further technical inspection at the conclusion of each race to ensure the selected cars participated within all of the Grand AM technical guidelines during the race. Grand AM specifications exist for the entire race car (including aerodynamic elements such as length of spoilers and air dams, engine characteristics, fuel, chassis setup, shocks, tires, etc.) and typically vary by manufacturer (such as Porsche, GM, Ford, Mazda, BMW, act). These specifications can change between races as Grand AM attempts to maintain equality of competition between race teams and manufacturers. Teams, drivers and owners that are caught violating Grand AM guidelines typically receive penalties ranging from economic fines to loss of owner and driver points, to suspensions from future Grand AM sanctioned events.

After passing the Grand AM technical inspection, a racecar has one attempt to achieve one of the top qualifying speeds of all the cars in order to qualify for an event. The fastest qualifying speed is awarded the pole position for the respective race.  The pole position starts on the inside of the front row and leads the rest of the qualifying field to the “green flag” indicating the beginning of each race.  Drivers and team owners covet the pole position due to the notoriety received by the respective pole winner sponsors.

After the pole position, the next race cars earn their starting spots according to the fastest qualifying speeds.

Grand AM

The Grand American Road Racing Association was established in 1999 to return stability to major league sports car road racing in North America. Grand Am is located in Daytona Beach, Fla. on the same corporate campus that is also home to NASCAR, International Speedway Corporation (ISC) and Daytona International Speedway.  It operates as a wholly owned subsidiary of NASCAR, with common investors and board members. Among the Company’s investors and executives are several of the key people behind NASCAR,, but Grand Am offers an entirely different product that features production based sports car racing on widely known road and street course circuits and in major markets throughout North America.

According to Grand Am, sports car racing in North America endured tough and uncertain times for the majority of the 1990s.  Sports car racing’s decline during this period could basically be traced to uncontrolled technology and its related costs. Grand Am has addressed technology cost concerns with affordability rules and cost containment policies that are devised to enhance competition at the overall team personnel and driver level.

Grand Am’s premier racing events are known “Rolex Sports Car Series presented by Crown Royal Special Reserve” (the “Rolex Series”) is currently in its tenth season of competition.  The Rolex Series has established itself as one of the most diversified professional road racing championship in North America.

A division within the Rolex Series of racing events sanctioned by Grand Am is the Grand-Am GT Series (the “GT Series”). The category of racecars designated by Grand Am for competition in the GT Series is the “Rolex Series GT” class of sports cars.  The Rolex Series GT sports cars are based upon factory  production models of certain automobile manufacturers, but are customized at the factory or at approved private engineering firms so that they may be used  for racing in the Rolex GT Series.  We participate in the Rolex GT Series using exclusively GT Class sports cars.

Grand Touring “GT” Class

The regulations covering the technical specifications of Rolex Series GT Class cars are designed to provide for fair competition amongst racing participants.  The regulations include weight of vehicle, engine size, engine RPM limits, tire size etc   For example, engines must between 390 to 450 horsepower, and the vehicle must  have minimum weight ranging from 2,500 to 2,700 lbs.  Maximum speed for GT Class racecars is 170 mph.  Examples of sports cars that participate in Grand Am Cup Series are Porsche GT3, Chevrolet Corvette, Chevrolet Camaro RSR, Mazda RX-8, Ferrari 430, Maserati, Nissan, Ford Mustang and the BMW M3 coupes.

Daytona Prototypes Class

A Daytona Prototype is a racecar specifically designed and built for the Grand Am Road Racing Association’s highest level of car, having a higher maximum speed and different racing characteristics than the GT Class. We do not participate in any racing utilizing Daytona Prototypes.

Racing

Both classes of racecars, the Daytona Prototypes and the GT Class, participate in some of the same Rolex Series’ events.  They do so in a two-class format that enables spectators in person or on television, and the media covering the event, to follow the action with just two easy-to-distinguish classes of race cars—Daytona Prototypes and GT Class. Grand Am race events are held at some of the world’s most prestigious race course venues—Daytona, Long Beach, CA, Mexico City and Watkins Glen—and have become an annual attraction at some of the newest racing venues such as Miller Motorsports Park in Salt Lake City, Utah, Barber Motorsports Park in Alabama and Virginia International Raceway.  Grand Am has also instituted racing events known as “Stadium Road Racing” on the road course layouts at stadium tracks such as Homestead-Miami Speedway, Phoenix International Raceway and Iowa Speedway.

The Rolex Series of races feature a challenging mix of endurance and sprint races, including a 24-hour endurance race, a six-hour “Enduro” and several 400kilometer and 250-mile sprint races. Teams of drivers are required for each event in which we participate. Drivers alternate driving the racecar for various periods of time during the race. The shorter events require two drivers per car, while three-driver teams are common in the six- and nine-hour races, and three- to five-driver squads are the usual  for the Rolex 24 at Daytona. Driver changes during pit stops always factor into the strategy at each race.

Drivers

Our drivers are from diverse driving backgrounds and have experience in oval track racing and road course racing.   In certain endurance races that require in excess of nine hours to complete, we have hired a driver, or multiple drivers.  Kevin P. O’Connell, the controlling person of our majority shareholders, has been one of the two to four drivers in all of the races in which we have participated.  In all races in Grand Am there is more than one driver required in each event.

Typical driver fees range from $3,000 per event to as much as $15,000 per event depending on the experience and success of a particular driver. Through July 31, 2010 we have not paid fees to drivers in any of the sprint races (races under 250 miles) that we entered as those drivers volunteered their services to gain experience and publicity for their careers as professional race car drivers. We had paid drivers fees of up to $3,000 per driver for endurance races (in excess of 250 miles) such as the Rolex 24 at Daytona.  We have had limited any driver fees due to our small operating budget.

Pit Crews

Our pit crews have experience and backgrounds working for other motorsports racing teams.   We have had volunteers for all of our crew members through September 30, 2008, the date of the last race in which we participated,.   Most of our pit crew members were not been paid as they had volunteered their services to gain experience and publicity for their careers as professional pit crew members.

For paid pit crew members the typical fees can range from $300 per event to as much as $1500 per event, depending on the experience and previous success of the crew member.

We did not pay fees in all of the sprint races that we entered and only paid crew members with a maximum fee of $300 for endurance races we competed in, specifically the Rolex 24 at Daytona.

Crew member’s responsibilities can include pit preparation, tire preparation, transporter driving, pit stop duties, food preparation and race car detail.

Company History

In January of 2006, Kevin P. O’Connell, one of our founding shareholders, and the controlling party of the shareholders who control a majority of our outstanding common shares, initiated a new business to market and compete in the Grand American Rolex Series featuring sports cars and road racing.   The Company was formed as SpeedSport Branding, LLC as a California limited liability company (“LLC”) on February 6, 2006. Mr. O'Connell was the managing member of General Pacific Partners, LLC ("GPP"), the managing member of LLC. In addition, Mr. O'Connell was the managing member of Revete Capital Partners, LLC (RCP") and Billington Brown Acceptance, LLC ("BBA") GPP, RCP and BBA together hold a majority of our issued and outstanding common shares.  The Company operated as an LLC until June 3, 2008 when it was merged (the “Merger”) into SpeedSport Branding, Inc. a Nevada corporation.  SpeedSport Branding, Inc was incorporated under the laws of the State of Nevada on January 10, 2006. Prior to the merger, SpeedSport Branding, Inc. had no business operations, other than maintaining its good standing as a Nevada corporation. Prior to the Merger, SpeedSport Branding, Inc. had 10,125,000 common shares issued and outstanding. Pursuant to the Merger, 150,000 shares of common stock was issued to GPP for all of the membership interests in LLC, and 4,412,650 shares of common stock was issued to the holders of promissory notes of LLC, including a total of 1,287,149 shares issued to GPP, RCP and BBA in exchange for $230,661 of promissory notes owed by us. Subsequent to the merger and to the date of this Prospectus, all of our operations have been conducted by SpeedSport Branding, Inc.

The reason for the Merger was to create possible liquidity for the shareholders of our Company.  Our offices are leased and located at 6141 Quail Valley Ct. Riverside, Ca. 92507, which is leased from Riverside Acceptance, LLC , a company in which Mr. O'Connell holds fifty percent   of the economic interests.

In June of 2006, we purchased a factory prepared Grand AM spec 2004 Porsche 996 GT-3 Cup Car and proceeded to enter the car in the six races.  We entered and competed in scheduled events at Watkins Glen International for the 6 Hour, the July 4th sprint race at Daytona International Speedway, a Barber Motorsports Park sprint race in Alabama, the Infineon Raceway combined class sprint race in northern California, and the Sunchaser 1000 at Miller Motorsports Park in Utah.  In January of 2007 we entered and competed in the historic Rolex 24 Hours of Daytona at Daytona International.

We leased our racecar from P-1, Inc. a company in which Mr. O’Connell is a majority shareholder for approximately $7,500 per sprint race events and $15,000 for endurance events.  Additionally, the Company is liable for any crash related damages.

Sprint race events are typically less than three hours in duration and endurance races are between twelve hours and twenty five hours in duration.

As a result, the cash purses for top placing positions have also increased.  However, the typical winning purse at the racing events we have competed in or plan to compete in is less than $50,000 for a top finishing position.  While we intend to compete and attempt to win each race we enter, we do not anticipate that purse winnings will contribute substantially to our revenue.  We do not have any monetary sponsors to date, but will continue to seek out potential sponsors.

We entered and competed in a total of five races in 2006, six races in 2007,six races in 2008, no races in 2009 and no races in 2010 through the date of this Prospectus. Throughout our 2006, 2007 and 2008 racing seasons, we received purses based on finishing positions. Our ability to enter racing events in the balance of 2010 and thereafter will be dependent upon our ability to raise capital. There can be no assurance that we will be able raise capital or to enter any racing events in the balance of 2010 or thereafter.

We have received a total of  $40,000 in revenue and cash purses related to overall finishing positions commencing June of 2006 through the date of this Prospectus.

The Following Table Illustrates the Race Events Entered, the Overall Finishing Position,
 the Cash Purses Received and the Leasing Fees Incurred:
(No fees were incurred in 2006 due to the fact that the company owned and entered a Porsche 996 GT-3 Cup car for all events).

Events Entered

2006	Finishing Position	Purse Earned	Vehicle Leasing Fee
Sahlen’s Six Hours of the Glen Watkins Glen New York-June 3, 2006	19th	None	$0 – Owned Vehicle
Brumos Porsche 250 Daytona, Fla – July 2, 2006	14th	$3,000	$0 – Owned Vehicle
Porsche 250 Presented by Bradley Arant Birmingham, Al. – July 30, 2006	13th	$3,000	$0 -- Owned Vehicle
Infineon Raceway Sonoma, Ca. 8/26/2006	9th	$3,000	$0 – Owned Vehicle
Daytona International	10th	$5,000	$0 – Owned Vehicle

2007	Finishing Position	Purse Earned	Vehicle Leasing Fee
Daytona International	10th	$5,000	$0 – Owned Vehicle
Daytona Beach, Fla. -- January 28, 2007
Virginia International	26th	None	$7,500
Alton, Va. -- April 29, 2007
Laguna Seca – Sports Car Invitational	16th	None	$7,500
Monterrey, Ca. -- May 20, 2007
Sahlen’s Six Hours of the Glen	11th	$3,500	$7,500
Watkins Glen, NY -- June 10, 2007
Circuit Gilles Villeneuve	11th	$3,000	$7,500
Montreal, Canada -- August 5, 2007
Sunchaser 1000 --Miller Motorsports Park	8th	$4,000	$7,500
Toole, Utah - September 12, 2007

2008	Finishing Position	Purse Earned	Vehicle Leasing Fee
Rolex 24 Hour at Daytona Daytona Beach, Fla. – January 27 ,2008	29th	none	$15,000
Mexico City, Mexico April 19, 2008	10th	$4,000	$7,500
Laguna Seca – Sports Car Invitational Monterrey, Ca. – May 17, 2008	6th	$3,000	$7,500
Sahlen’s Six Hours of the Glen Watkins Glen, NY – June 7, 2008	5th	$3,500	$7,500
Circuit Gilles Villeneuve Montreal, Canada – August 1, 2008	WD	None	$7,500
New Jersey Motorsports Park 8th $4,000 Millville, New Jersey – August 30th, 2008 Sunchaser 1000 at Miller Motorsports Park Toole, Utah – September 20, 2008	23rd	None	$7,500 $7,500

2009 – NO EVENTS ENTERED IN 2009.

In February of 2007, we elected to change our business model and enter the Grand Am GT class races using only leased GT Class sports cars that would be made available to us on a per race event basis.  We entered into an agreement to lease our race vehicles from P-1, Inc. ("P-1"), a company which was formed and founded by Kevin P. O'Connell,  We are not the only customer of P-1 and P-1does offer to lease its vehicles to other qualified teams and competitors.   We do not sublease race cars to any team or driver.

Our lease agreement with P-1provides that we pay P-1 $7,500 per sprint race events, events which are considered less than 3 hours in duration, and $15,000 for endurance events of 12 hours or longer in which we lease a P-1 owned racecar.  Additionally, we must pay for all transportation, storage, repairs, supplies, fuel, labor, permits and licensing and reimburse P-1 for any crash damage that may be sustained in a race.  In certain events, we, the lessee may be required to purchase insurance to cover a total loss of the competition vehicle.   Insurance for these vehicles can be as much as $20,000 per event with stated deductibles , and is based on the length of the race and the relative track speeds.  The full replacement value of this type of race vehicle could be as much $250,000.  To date, we have not been required and have elected not to purchase this total loss insurance.  In certain events, insurance for total loss is required to be obtained by us for the race vehicle for the benefit of the lessor.

We believe that the $7,500 leasing fee for sprint race events and $15,000 for endurance events is equivalent to, or more advantageous to us, than might otherwise be available to us from other lessors of GT Class sports cars.  We derive this opinion from evaluation other market comparables in the Grand Am sports car industry.

The Company uses temporary high quality vinyl graphics to display sponsors information on leased racecars.  This methodology is considered to be the industry standard and can be easily removed or changed to meet customer demands.

We believe that leasing, rather than owning, sports cars, has certain advantages to us, such as:

•	There is less need for us to employ skilled technicians for race preparation and maintenance as the cars are delivered race ready by the lessor;

•	If Grand Am institutes new rules requiring upgrading of the racecar specifications, no capital will be needed by us for the upgrading or purchase of new racecars;

•	No capital expenditures for new technologies is required of us for competition

•	No need to use Company capital in an illiquid and depreciating vehicle.

Commencing in April of 2007 we lease a  racecar from P-1, specifically a factory Porsche 997 GT-3 Grand Am version and entered and competed in the following Grand AM Rolex Series events:  Virginia International Raceway, Mazda Raceway Laguna Seca in northern California, Watkins Glen International 6 Hours of the Glen, Circuit Gilles Villeneuve in Montreal, and the Sunchaser 1000 at Miller Motorsports Park in Utah.

In January of 2008, we leased the same racecar and entered and competed in the following Grand AM Rolex Series events: the Rolex 24 Hour at Daytona International, Mexico City, Mexico, Mazda Raceway Laguna Seca in northern California, Watkins Glen International for the 6 Hours of the Glen, Circuit Gilles Villeneuve in Montreal, New Jersey Motorsports Park and the Sunchaser 1000 at Miller Motorsports Park in Utah.

We did not enter any events in 2009 and intend to have a limited schedule in 2010.  We did not lease any race cars from P-1 in 2009.

For 2010, we will decide whether we should lease race cars from P-1 or enter our own vehicle depending on certain factors such as track size, event attendance and driver specifications.

Business Strategy

Although many of the motorsports events we enter have winning or top placing cash purses, we do not intend to rely on the cash purses we may receive.  We believe based on our observation of the racing industry’s most successful current teams competing in NASCAR, American Lemans Series, the Indy Racing League and the Grand Am Rolex Series, that the majority of our Company’s revenue will be received from sponsorships from businesses that have an interest in creating greater awareness of their corporate brand through securing advertising space on our competition vehicles.  We have not had any sponsors and there can be no assurance that we will be able to attract and sponsors.

Sponsorship

In the Grand Am series, the GT spec race cars have a certain portion of the vehicle that are available for the placement or corporate logos or the images of Company products or services.  In the Rolex GT series, the vehicle's front hood is designated for logo placement with the exception of a ten inch by ten inch square area that is left for the series assigned competition number.  Both sides of the race car from the front quarter panel, to the door, to the rear quarter panel are available for corporate logos with the exception of a twenty inch by twenty inch portion of the lower door that is left open for the series assigned competition number.  The rear deck lid of the car is also available for corporate logos.  In comparison to other domestic and international series such as NASCAR, the Indy Car Series or Formula One, the GT series in Grand Am has on average more placement space on the car than these respective series due to the design of the GT cars and the lack of series contingency sponsors that take up much of the space of certain competing series cars.

Potential sponsors in the Rolex GT series are regional, national, and international companies with an interest in promoting and marketing in North America and to a lesser degree internationally.  To date, the Company has raced in events in the eastern and western United States, Mexico and Canada.  We offer sponsors the ability to have their logos, names or other identifying marks such as images displayed on our equipment with our drivers acting as professional spokes people.  There are three levels of sponsorship available to our clients: Primary sponsors, Secondary sponsors and In-Kind sponsors.

Primary Sponsor

A Primary Sponsor will have the largest sponsor’s logo appearing on a race car and the car will be named as the Primary Sponsor's car in the race programs and other promotional literature concerning the particular race event.  For example, if the Primary Sponsor is the XYZ Company, the race car would be referred to as “the #27 XYZ Company Car.” The logo will generally cover 75% of the available advertising space on the car. The car will be referred to in all media coverage as the Primary Sponsor’s car. We estimate that the fee for being a Primary Sponsor will be $95,000 per event and may vary depending on the series contemplated and the "Hospitality" services requested.  "Hospitality" services include the attendance and use of the race car at a sponsor's non-race event.  Hospitality services are provided at additional cost for a Primary Sponsor.

Secondary Sponsor

A Secondary Sponsor will have the use of approximately 15% of the available advertising space on the race car. This is generally the front and rear bumpers and lower rear quarter panels. The fee for a Secondary Sponsor will be $35,000 per event and may vary depending on the series contemplated and hospitality requested.

In-Kind Sponsor

An In-Kind Sponsor has use of the remaining available advertising space apart from any of the series contingency sponsors. This is the lower rocker panels, the door-posts and certain parts of the front bumpers. In-Kind sponsors provide supplies, part of race purse monies, and incentive fees. An In-Kind sponsor provides good or services to us in return for displaying the sponsor’s logo on our racecars, equipment or apparel. The In-Kind sponsorship fees are based upon the value of the product or service that may be provided to us.

Facilities and Maintenance

Maintenance and race set up is an ongoing effort in auto racing.  Mr. Montgomery manages the staff of independent technicians to maintain a regular schedule updates and changes to back up parts and various pit equipment needed at racing events. Since our race cars are leased, we spend less time on preparing our car for an actual race event.   Our leased race cars are managed for racing from a facility in Riverside, California owned by Riverside Acceptance, LLC, a California LLC whose economic interests are partially held by Kevin O’Connell, a related party.  We do not pay for our leased space.

Leased Race Cars

The race cars we lease come prepared for general racing but not "set up" for racing at certain specific race tracks.  We retain independent technicians to adapt the driving characteristics of the racecar to the individual race in which we intend to compete.  The race cars are adapted in accordance with the recommendations of our drivers and the data our staff has compiled based upon previous events held at the venue.   We are responsible for any crash related damage to the car, but not for incidental damage such as engine and transmission problems.

Marketing

Our Company intends to hire a marketing and sales person to pursue the direct sales of sponsorships and branding awareness services.  However we will not be able to hire such a person until we have the financial resources to do so.

Competition

We principally compete with other racing teams and advertising and public relations companies that are much larger, well known, better established and have greater financial resources than us. We do not consider our team to be a factor in the overall racing industry. We compete for sponsorship dollars with other sports such as football, baseball, basketball, hockey, tennis and golf and with other live entertainment and popular recreational activities.  Depending on our success in funding our operations, we intend on entering between two and eight events on an annual basis including various testing events with local associations.  The events attended are dependent on our success in raising capital from sources other than the line of credit from General Pacific Partners, LLC.

There is currently no limit to the number of cars that can enter, attempt to qualify, and compete in the Grand Am races.  We face competition from auto manufacturer backed teams and other entries that have "Fortune 500" companies as primary sponsors.  We also compete with auto manufacturing company backed teams have the full faith and credit of their manufacturers such as General Motors, Ford, Porsche, Mazda, Toyota, BMW and Ferrari.  These teams have an advantage over us in that they have, among other things, better funding,, more experienced management and personnel,  "state of the art equipment", and more name recognition.  .

We believe Grand Am takes into account private or new teams and have therefore designed their racing programs to accommodate numerous entries, and many more than are permitted in competing series.  We are considered a developmental stage team and an event starting position is expected.

In certain events fan interest has declined, and as a result racing has not been as attractive to the television industry or event spectators, which has had an adverse effect on our business.

There can be no assurance that our vehicles will be competitive or qualify for each, or any, Grand Am GT Series sanctioned event entered. If we are not as successful competitively, we could have a more difficult time attracting and maintaining sponsors, drivers and crews which in turn could impact our ability to attract and maintain sponsorship. We will compete with well-established teams and there can be no assurance that we will be able to create or maintain a competitive position. In addition, there are relatively low barriers to entry into these markets and we expect to continue to face competition from new entrants into these same markets. There can be no assurance that we will be able to compete successfully in these markets.

Employees

As of June 30, 2010, we have no full-time employees. Our only employees consist of three management personnel, all of whom devote 25% or less of their time to our business affairs. We intend to hire full time employees when and if we have the financial resources to do so. Until such time as we are in a position to hire full time employees, we will hire independent contractors to perform work for us on an as needed basis. None of our employees are represented by a labor union or a collective bargaining agreement. We consider our relations with our Management employees to be good.

Property

We do not own any real property. Our offices are located at 6141 Quail Valley Ct. Riverside, Ca. 92507, which is leased Riverside Acceptance, LLC ,  a company in which Mr. O'Connell holds fifty percent of the economic interests.  We do not pay for our leased space.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

We are a small auto racing business that has participated primarily in the Grand Am Rolex Series sanctioned events.  We utilize our racecars to provide marketing and public relations services to sponsors desiring to use our racecars to market their product or service by having our vehicles carry their corporate brand. We have conducted limited operations to date.

Trends & Outlook

Revenue--Our revenue could be derived primarily from Sponsorship clients. In exchange for “sponsorship” money, our potential clients could place advertisements, corporate logos and images on our racecars.  Additionally, we may receive cash purses from the primary sanctioning body which is contingent upon our finishing position.  These purses range from $50,000 for top finishes to $3,000 for lower actual finishes.

Long-term, we cannot predict the growth or decline of our revenues. If certain standards set by potential sponsors are or are not met, our potential revenue would decrease.  Such standards would be agreed upon between the Company at the inception of the sponsor agreement and would be based upon the success of our team in competition and the ongoing interest in Grand Am racing.  Our success criteria includes but is not limited to on track success, hospitality, race event attendance and television viewers and overall media coverage.  We believe we currently satisfy these standards for potential sponsors.  In the event the company fails to satisfy these standards, certain potential sponsors would not establish a relationship with us.

Additionally, our success may be dependant on the global economy and the global auto industry.  A continued downturn in the economy could force global companies to reduce their marketing and promotion budgets which would reduce our potential revenues.  Also, the decrease in demand for the global auto industry’s products and services could reduce the amount and types of racing available to spectators.

Operating Expenses-- Our Operating expenses are currently attributed to the regular operations of the Company. These expenses include, but are not limited to, materials and parts, technical consulting, transportation, marketing, air and ground travel and administrative costs. These costs can vary depending on commodities such as fuel, the distance traveled, costs of advertising or changes in technical and engineering consulting fees.

Significant Accounting Policies

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies used in the preparation of the consolidated financial statements. Certain of these significant accounting policies are considered to be critical accounting policies, as defined below.

A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting estimates have the following attributes: 1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and 2) different estimates we could reasonably have used, or changes in the estimate that are reasonably likely to occur, would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. These changes have historically been minor and have been included in the consolidated financial statements as soon as they became known. Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, management believes that our consolidated financial statements are fairly stated in accordance with accounting principles generally accepted in the United States, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements:

Use of Estimates--These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our licensed technology, our net operating loss for tax purposes and our stock, option and warrant expenses related to compensation to employees and directors, consultants and investment banks. Actual results could differ from those estimates.

Cash and Equivalents--We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses in such account.

Revenue Recognition--Our revenues, to date, has been derived from advertising, sponsors and from race purses. Revenue is recognized on an accrual basis as earned under contract terms.

Intangible and Long-Lived Assets--We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets," which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. During the period ended December 31, 2006 no impairment losses were recognized.

Stock Based Compensation--We recognize expenses for stock-based compensation arrangements in accordance with provisions of Accounting Standards Codification 714. Accordingly, compensation cost is recognized for the excess of the estimated fair value of the stock at the grant date over the exercise price, if any. For equity instruments issued to non-employees,, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

Year Ended December 31, 2008 as compared to the Year Ended December 31, 2007

Revenues

Total revenues were $36,634 for the year ended December 31, 2008, representing a decrease of $14,278 or 29% compared to $50,912 for the year ended December 31, 2007. The decrease in revenue is as a result of an overall decrease in the number of events entered and purse winnings earned in those events for 2008.  Additionally, the company did not secure any sponsorship for events during this period.

Cost of Revenues

There were no costs of revenues in either the twelve months ending December 31, 2008 or the twelve months ending December 31, 2007.

Operating Expenses

Operating expenses for the year ended December 31, 2008 were $163,672 or 440% of revenue as compared to $329,486 or 647% of revenue for the same period in 2007.  Expenses deceased during this period due to lack of sponsorship revenues to enter certain race events. Expenses in 2008 included $152,375 for General & Administrative and $11,297 for Amortization and Depreciation. The decreases in expenses in 2008 are directly attributable to the diminished race related activities and reduction in start up related costs for 2008.

In 2008, the Company incurred approximately $60,000 in race car leasing fees, $5,587 in advertising related costs for various sanctioned events, $11,664 for race car parts and maintenance, $22,960 for crew members and drivers apparel, $22,213 for engineering and consultants and no expenses incurred for team member air travel, ground travel and hotel accommodations.

Comparatively, in 2007 amounts related to preparation and maintenance activities were approximately $154,778 for parts and maintenance, $37,500 for racecar leases initiated by our leasing program, $8,083 for travel and transportation, $45,075 for consultants, and $5,100 in entry fees and $59,365in interest payments.

Depreciation and Amortization

Depreciation and amortization expenses for the twelve months ended December 31, 2008 were $11,297, or 31% of revenue, as compared to $22,398, or 44% of revenue for the same period in 2007. The decrease in expenses for 2008 is related to the disposition of certain race assets during the year.

Interest Expense

Interest expense for the twelve months ended December 31, 2008 was $4,980, or 14% of revenue as compared to $59,365, or 100% of revenue for the same period in 2007. The decrease in the interest expense is due to the decreased indebtedness of the Company in 2008.

Other Non-operating Income

The Company had no non-operating income in the twelve months ending December 31, 2008 and none for the corresponding period in 2007.

Net Loss

The net loss for the twelve months ended December 31, 2008 was ($132,018) or 360% of revenue as compared to a loss of ($322,544) or 640% of revenue for the same period in 2007. The decrease in loss for 2008 is attributable to the commencement of our leasing program and the direct decrease in expenses related to owning and maintaining our primary race vehicle(s).

In 2007 the Company continued to participate in the Grand-Am Rolex Series race series in North America and built a foundation for additional events outside of the United States.  The inclusion of the international races provided a wider audience for potential sponsorship and marketing clients. In 2007, the Company participated in one international event, in Montreal, Canada.

Liquidity & Capital Resources

Cash

Our primary source of liquidity is cash provided by financing activities. Net cash used in operations for the year ended December 31, 2008 was $42,781 as compared to $224,693 for the same period in 2007.

Liquidity

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net of ($132,018) and utilized cash in operating activities of $42,781 during the twelve months ended December 31, 2008. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Cash Flows for the Year Ended December 31, 2008

Operating activities for the twelve months ended December 31, 2008 used $30,808 in cash. The Company had no accounts receivable during the years ending December 31, 2008 and 2007. The Company also had no trade accounts payable during either period.

In 2008, the company had no related party payables outstanding for the year ended December 31, 2008 compared to 346,061 for the same period ended December 31 ,2007.  The company had accrued interest payable of $355 for the year ended December 31 ,2008 compared to $75,257 for the year ending 2007.

The Company raised $30,808 in cash from financing activities net of repayments of debt.

Stockholder Matters

Stockholder’s deficit was $(899,297) on December 31, 2007, or $(0.06) per share outstanding and was $(613,282) or $(0.06) per share outstanding ion December 31, 2006.

Year Ended December 31, 2009 as compared to the Year Ended December 31, 2008

Revenues

Total revenues were $14,192 for the year ended December 31, 2009, representing a decrease of $22,442 or 63% compared to $36,634 for the year ended December 31, 2008. The decrease in revenue is as a result of no racing events entered in 2009 due to overall economic conditions primarily in North America, continued lack of sponsorship interest from sponsoring companies interested in sports car racing and Grand Am racing , and no purse winnings due to no racing events entered.

Cost of Revenues

There were no costs of revenues in either the twelve months ending December 31, 2009 or the twelve months ending December 31, 2008.

Operating Expenses

Operating expenses for the year ended December 31, 2009 were $46,682 or 328% of revenue as compared to $132,018 or 360% of revenue for the same period in 2008.  Expenses in 2009 included $15,441 for General & Administrative expenses and $42,742 for Amortization and Depreciation expenses.  The decrease in Operating expenses in 2009 is directly attributable no races having been scheduled by the company in 2009.  The decrease in General & Administrative Expenses are a result of a reduction in legal and accounting expenses for year 2009 and an increase in Depreciation expenses are related to acquisition of the Porsche GT-3 Cup car by the company at the end of 2008.

In 2009, the Company did not incur any race car leasing fees, advertising related costs, race car parts or maintenance expenses, crew members and drivers apparel, engineering and consultants expenses, team member air travel, ground travel and hotel accommodations as noted in the Operating expenses for 2008.

Comparatively, in the year ending December 31, 2008 , the Company incurred approximately $60,000 in race car leasing fees, $5,587 in advertising related costs for various sanctioned events, $11,664 for race car parts and maintenance, $22,960 for crew members and drivers apparel, $22,213 for engineering and consultants and no expenses incurred for team member air travel, ground travel and hotel accommodations.

Depreciation and Amortization

Depreciation and Amortization expenses for the twelve months ended December 31, 2009 were $42,742, or 301% of revenue, as compared to $11,297, or 31% of revenue for the same period in 2008. The increase in Depreciation expense is directly related to acquisition of the Porsche GT-3 Cup car by the company at the end of 2008.

Interest Expense

Interest expense for the twelve months ended December 31, 2009 was $(3,655), or 26% of revenue as compared to $(4,980), or 14% of revenue for the same period in 2008. The decrease in the interest expense is due to the decreased indebtedness of the Company in 2009.

Other Non-operating Income

The Company had no non-operating income in the twelve months ending December 31, 2009 and none for the corresponding period in 2008.

Net Loss

The net loss for the twelve months ended December 31, 2009 was ($46,682) or 328% of revenue as compared to a loss of ($132,018) or 363% of revenue for the same period in 2008. The decrease in loss for 2008 is attributable to no racing events entered in the year and a decrease in legal and accounting costs.  Additionally, as well as an increase in Depreciation expenses due to the late 2008 purchase of the Porsche GT-3 Cup car, the company had a significant reduction in General & Administrative expenses for the year.

In 2008, the Company continued to participate in the Grand-Am Rolex Series race series in North America and entered and competed in races in Mexico City, Mexico and Montreal, Canada.  The inclusion of the international races provided a wider audience for potential sponsorship and marketing clients.

In 2009, due to the downturn in the overall economy and the lack of sponsorship for our company, we did not enter of participate in any of the Grand-Am Rolex Series race events.

Liquidity & Capital Resources

Cash

Our primary source of liquidity is cash provided by financing activities. Net cash used in operations for the year ended December 31, 2009 was $14,207 as compared to $42,781 for the same period in 2008.

Liquidity

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of ($46,682) and utilized cash in operating activities of $14,207 during the twelve months ended December 31, 2009. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Cash Flows for the Year Ended December 31, 2009

Operating activities for the twelve months ended December 31, 2009 used $14,207 in cash. The Company had no accounts receivable during the period ending December 31, 2009 and the same for the corresponding period in 2008. The Company also had no trade accounts payable during either period.

The Company had related party payables outstanding of $0 for 2009 and $70,500 for 2008 and accrued interest payable of $3655 for the year ending 2009 and $4980 for the year ending 2008.

The Company raised $52,622 in cash from financing activities net of repayments of debt.

Three Months Ended March 31, 2010

Revenues

Total revenues for the three months ended March 31, 2010 were $5,399 compared to $3,722 for the same period ending March 31, 2009, an increase of 68% for the same period in 2009. The increase in revenue for the quarter was due to non recurring consulting income.

Cost of Revenues

There were no costs of revenues in the three months ended March 31, 2010 or the three months ended March 31, 2009

Operating Expenses

Operating expenses for the three months ended March 31, 2010 were $25,862 or 479% of revenue compared to $16,689 or 448% of revenue for the same period ended March 31, 2009.  Depreciation and amortization expenses are included in operating expenses for the three months ended March 31, 2010. Depreciation and amortization for 2010 was $10,686 or 19.7% of revenue and the same for the same period in 2009.  Operating expenses increased for the quarter due to an increase in general and administrative expenses.  General and administrative expenses for the period ended March 31, 2010 was $15,176 or 281% of revenue compared to $6,003 or 161% of revenue for the same period in ended March 31, 2009.

Interest and Financing Costs

Interest and financing costs for the three months ended March 31, 2010 were $919, or 17% of revenue compared to $713 or 19% of revenue for the period ended March 31, 2009.

Other Non-operating Income

The Company did not have other non-operating income for the three months ended March 31, 2010.

Net Income

The net income for the three months ended March 31, 2010 was $(21,382) or 396% of revenue compared to $(12,716) or 341% of revenue for the same period ended March 31, 2009.  The increase in the net loss for this period in 2010 is due to an increase General and Administrative costs.

LIQUIDITY AND CAPITAL RESOURCES

Cash

Our primary source of liquidity is cash provided by operating, investing, and financing activities. Net cash used in operations for the three months ended March 31, 2010 was $8,985 as compared to $5,168 for the same period in 2009.

Liquidity

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. The Company incurred a net loss of $(21,382) and utilized cash in operating activities of $8,985 during the three months ended March 31 ,2010. These matters raise substantial doubt about the Company’s ability to continue as a going concern.  As of March 31, 2010 the Company had current liabilities less than current assets by $50,127 primarily because of cash and fixed assets.

Cash Flows for the Three Months Ended March 31, 2010.

Operating activities for the three months ended March 31, 2010 produced no cash in the quarter.  There were no accounts receivable generated for the quarter.  As of March 31, 2010 accounts payable increased to $3,339 compared to zero for the same period in 2009.   Depreciation and amortization for the three months ended March 31, 2010 totaled $10,686, the same for the period ended March 31 2009.   Net income of $(21,382) included expenses of $1,125 representing accrued interest on notes payable.  There were no prepaid expenses for the period.

Financing activities used $9,417 for the three months ended March 31, 2010.  These activities resulted in no substantive change our in cash balances for the three months ended March 31, 2010.

Stockholder Matters

Stockholder’s equity was $(71,509) on December 31, 2009, or $(0.001) per share outstanding. During the corresponding period in 2008 stockholder’s equity was $(55,191) or $(0.0002) per share outstanding.

Management expects to continue to have raise $150,000 in capital through the issuance of debt and equity and believes it will be able to raise sufficient capital over the next twelve months to finance operations. However, there can be no assurances that the Company will be successful in this regard or will be able to eliminate its operating losses. The accompanying financial statements do not contain any adjustments which may be required as a result of this uncertainty.

For the next fiscal year, management estimates that the cost of operating the business will continue to require additional capital of up to One Hundred Fifty Thousand dollars ($150,000) consisting of: $5,000 for primary support personnel and drivers registration and licenses required for entry in select sanctioned racing events; $10,000 for travel and lodging consisting of  ground and air travel expenses, rental cars fees,  local bus transportation and hotel expenses; $3,000 for marketing and promotion; $20,000 for legal and accounting; $20,000 for engineers and consultants; $25,000 for replacement parts, $20,000 for fuels, lubricants and tires; $7,000 for event day racecar tractor and transporter rental; $20,000 for debt service of all Company notes payable; and $20,000 in miscellaneous expenses consisting of:  specialty vinyl and lettering services and apparel for competition vehicles; crew members and drivers expenses; fees for utilization of  tracks for testing;   non- race day fuel,and tires;  potential marketing costs for sponsors admission fees credentials, and hosting costs.

The Company has no outstanding lease payments due for the lease of race cars at this time.

The Company intends to hold discussions with existing shareholders, new prospective shareholders and various lenders in pursuing the capital we need for the upcoming twelve months of operations.  Additionally, the Company may elect to draw down additional proceeds from its line of credit with General Pacific Partners, LLC.  There can be no assurance that we will be able to raise any additional equity or debt capital.

The Company’s capital requirements consist of general working capital needs, scheduled principal and interest payments on debt when required, obligations, and capital expenditures. The Company’s capital resources consist primarily of cash generated from proceeds through the issuances of common stock.  At March 31, 2009, the company had cash of approximately $50,003.

In September of 2009, the company established an unsecured line of credit, with a maximum draw down limit of $450,000, with General Pacific Partners. The terms of the line of credit provide for interest at 10% per annum on all balances; quarterly interest payments on outstanding balances and is limited to a maximum quarterly draw down on the line of $100,000.  The availability of funds from this line of credit is subject to the approval of Mr. O'Connell.   As of June 30, 2010, a total of $40,000 has been drawn on the line of credit.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” SFAS No. 123R replaced SFAS No. 123 and superseded Accounting Principles Board Opinion No. 25. SFAS No. 123R requires compensation costs related to share-based payment transactions to be recognized in the financial statements. On April 14, 2005, the Securities and Exchange Commission issued an announcement amending the compliance dates for the FASB's SFAS 123R that addresses accounting for equity based compensation arrangements. Under SFAS 123R registrants would have been required to implement the standard as of the beginning of the first interim or annual period that begins after June 15, 2005. The Commission's new rule will allow companies to implement SFAS 123R at the beginning of the next fiscal year after June 15, 2005. The Company adopted SFAS 123R in the first quarter 2006. The adoption of SFAS No. 123R did not have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. APB Opinion No. 29, “Accounting for Non-monetary Transactions,” provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. Under APB Opinion No. 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. SFAS No. 153 eliminates this exception and replaces it with an exception of exchanges of non-monetary assets that do not have commercial substance. SFAS No. 153 became effective for our Company as of July 1, 2005. The Company will apply the requirements of SFAS No. 153 on any future non-monetary exchange transactions.

In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47 "Accounting for Conditional Asset Retirement Obligations--an Interpretation of FASB Statement No. 143" ("FIN No. 47"). FIN No. 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN No. 47 is effective for us no later than December 31, 2005. The adoption of FIN No. 47 did not have a material impact on our financial condition or results of operations.

Note 1.  In May 2005,  the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB No. 20 and FASB Statement No. 3” (“SFAS No. 154”).  SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable.  APB Opinion No. 20 “Accounting Changes,” previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle.  This statement is effective for our Company as of January 1, 2006. The adoption of SFAS No. 154 did not have a material impact on our financial statements.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, "Share-Based Payment"("SAB 107"), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff's views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. The Company adopted SFAS 123(R) in the first quarter of 2006. The adoption did not have a material effect on the results of operations of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not had any disagreements with our accountants.

MANAGEMENT

Name	Age	Position
Roy C. Montgomery	43	Chairman of the Board & CEO
Ronald E. Norwood	43	Chief Operating Officer and Director
Richard M. Toth	36	Secretary & Treasurer and Director

Roy C. Montgomery— Presently through 2004, Mr. Montgomery has been involved in private equity and asset management firms with particular focus in equities management, structured investments, private and public financings, acquisitions and dispositions and corporate restructuring. He is the Chief Operations Officer of General Pacific Partners, LLC, a southern California firm providing direct equity sponsorship and advisory services to public and private companies.  During this period, Mr. Montgomery was involved in  various motorpsorts organizations and served as the Technical Director and consultant to various racing companies in southern California.   In 2004, Montgomery became a NASD securities licensed financial advisor and a representative of the Northwestern Mutual Financial Network.  From 2004 to 1996 Montgomery entered into a partnership with his father Chester Montgomery developing a large Manufacturing Facility specializing in large Sub-Sea wellhead components and was named V.P. of Operations, directly involved with manufacturing, purchasing and engineering.  From 1994 to 1993 after Montgomery Machine was sold, Montgomery founded a commercial service company servicing commercial kitchen equipment for some of the largest nationally recognized fast food chains in the United States.  From 1993 to 1986 managed the early stage efforts of several large volume/large capacity sub-sea well head manufacturing facilities in Houston, Texas.  Mr. Montgomery was responsible for QA/QC and the integration of ISO 1990/9002 QA/QC control systems, a nationally recognized standard of documented procedures and standards recognized by all international suppliers.   Montgomery has completed training in Computer Science and Mechanical Engineering. Mr. Montgomery devotes approximately 25% of his time to our business.

Ronald E. Norwood—Since 1985 Mr. Norwood has been a real estate owner, developer and property manager specializing in residential income and single family homes.  He is a founding principal of Norwood Properties and handles responsibilities for originating and sourcing potential properties, directing acquisitions and dispositions and managing a staff that oversees day to day management of all real property assets.    Mr. Norwood has completed classes in Business Administration and Real Estate at the University of Houston.   Mr. Norwood devotes up to 10% of his time to our business.

Richard M. Toth --  Since October 2007, Mr. Toth has been the an officer of Specialty Rentals, LLC , a California based leasing company that originates leases for various types of unique equipment and related operating software for various industries including sports and entertainment and the environmental industry.  From August of 2004 to October of 2007, Mr. Toth was a regional Account Manager for Financial Title and Escrow Services in the Inland Empire in southern California.  From April of 2003 to August of 2004, he was an account manager for the Gateway Title Company in Colton, California.  From February of 2003 to April of 2003, Mr. Toth was a driver representative for MBM Food Distribution based in Riverside, California.  Mr. Toth has been certified in CPR and in First Responder situations and has a California Class A drivers license for Commercial Vehicles.  Additionally, he is Treasurer of the Beaumont Fire Department, known as Station #66.  Mr. Toth devotes up to 10% of his time to our business.

Management Compensation

There are no written employment agreements with management. Management compensation will be determined by the board of directors based upon revenues and profits, if any, of the Company.

Executive Compensation

Our current officers receive no compensation. There are no current employment agreements between the Company and its executive officer or understandings regarding future compensation.

The directors and principal officers have agreed to work with no remuneration until such time as the Company receives sufficient revenues necessary to provide proper salaries. The officers and directors have the responsibility to determine the timing of remuneration for key personnel.

The Company does not intend to pay employee directors a separate fee for their services.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (3)	All Other Compensation ($)
Roy C. Montgomery, Chairman of the Board & CEO	2010 2009 2008 2007	$ 0 0 0 0	$ 0 0 0 0	$ 0 0 0 0	$ 0 0 0 0

Ronald E. Norwood, Chief Operating Officer	2010 2009 2008 2007	$ 0 0 0 0	$ 0 0 0 0	$ 0 0 0 0	$ 0 0 0 0

Richard Toth, Secretary & Treasurer	2010 2009 2008 2007	$ 0 0 0 0	$ 0 0 0 0	$ 0 0 0 0	$ 0 0 0 0

Director Independence

Our board of directors is currently composed of three members, who do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market.  The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us.  In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules.  Had our board of directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the issued and outstanding shares of our common stock as of the date of this Registration Statement by the following persons:

1.	Each person who is known to be the beneficial owner five percent (5%) or more of our issued and outstanding shares of common stock;
2.	Each of our Directors and executive Officers; and
3.	All of our Directors and Officers as a group

Name	No. of Shares Owned	% of Stock Outstanding
Revete Capital Partners, LLC*	5,400,000	34.50
General Pacific Partners, LLC*	4,166,280	26.62
Billington Brown Acceptance, LLC *	770,865	4.93
P-1, Inc. *	708,333	4.53
Chester Montgomery**	362,170	2.30
Specialy Rentals, LLC *	35,000	.02
Roy C. Montgomery	88,510	0.57
Ronald E. Norwood	97,585	0.62
Richard Toth	25,000	0.16
Diectors & Officers as a Group	125,000	0.9
Total	11,778,743	75.26%

*Kevin P. O’Connell is the managing member of Revete’ Capital Partners, LLC, General Pacific Partners, LLC), Billington Brown Acceptance, LLC and Specialty Rentals, LLC, and the majority shareholder of P-1, Inc.

**Chester Montgomery is the father of Roy Montgomery, CEO and Chairman of the Board of our Company.

Long Term Incentive Awards

Option Grants in Last Fiscal Year

We did not award options to our executive officers in 2006, 2007, 2008, 2009 or 2010 under any incentive plans.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

There were no option exercises by our executive officers in 2006, 2007, 2008, 2009 or 2010 .

Employment Contract and Termination of Employment Agreements

We have no employment agreements with any officers or employees.

Limitations on liability and indemnification of officers and directors

Our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors’ and officers’ insurance for our directors, officers and some employees for specified liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

SEC Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Long Term Incentive Plans

There are no long term  incentive plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 9, 2007, we borrowed $50,000 from Chester Montgomery, a family member of our CEO, Roy C. Montgomery.  On January 31, 2008 and prior to the merger of SpeedSport Branding LLC into the Company, the indebtedness totaling $52,239, including accrued interest was converted into 261,195 shares of common stock of the Company.

In March of 2007, the company leased a truck to P-1, Inc., a related party, for $866 per month.

On July 5, 2006, we borrowed $2,400 from Roy C. Montgomery, our CEO.   On January 31, 2008 and prior to the merger of SpeedSport Branding LLC into the Company, the indebtedness totaling $2,702, including accrued interest was converted into 13,510 shares of common stock of the Company.

On March 4, 2006, we borrowed $102,066 from General Pacific Partners, LLC a company whose managing member and majority membership interests are held by Kevin P. O'Connell.

Mr. O'Connell is the managing member of Revete Capital Partners, LLC and Billington Brown Acceptance, LLC.  On January 31, 2008 and prior to the merger of SpeedSport Branding LLC into the Company, the  indebtedness totaling $103,256, including accrued interest was converted into 516,280 shares of common stock of the Company.

On February 23, 2006, we borrowed a total of $128,595 from Billington Brown Acceptance, LLC upon the merger of SpeedSport Branding LLC into the Company, the indebtedness totaling $154,173, including accrued interest was converted into 770,865 shares of common stock of the Company on January 31, 2008.

On January 31, 2008 Michael K. Speakman converted $63,000 in a note into 315,000 shares of common stock. Mr. Speakman ceased to be a related party on June 3, 2008.

Total related party notes converted in 2008 were $375,370 in exchange for 1,876,850 common shares.

On February 1, 2007, we entered into an agreement to lease our race vehicles from P-1, Inc. ("P-1"), a company in which Kevin O’Connell is a majority shareholder.  Our leasing agreement stipulates that we pay P-1 $7,500 per sprint race event and $15,000 per endurance event in which we lease a P-1 owned race car.  Additionally, we must reimburse P-1 for any crash damage that may be sustained in a race.  For the years 2007 we incurred lease fees of $37,500 and for 2008 we incurred leasing fees of $60,000 for a total of $97,500.  On September 1, 2009, the Company committed to issue 325,000 shares in settlement of a debt to a related party P-1, Inc. totaling $97,500.  As of December 31, 2009, 175,000 shares have been issued to convert $52,500 of the debt.  The remaining debt of $45,000, representing 150,000 shares, is reflected on the balance sheet as stock subscriptions payable.

Mr. O’Connell holds fifty percent of the membership interests in Riverside Acceptance, LLC an entity in Riverside California where our leased cars and equipment are managed and stored.  He is the co-managing member of the entity.

On December 31, 2008, we acquired a Grand Am spec 997 GT-3 Porsche racecar (the (the "997 Porsche") from P-1. The value of the race vehicle was $160,000.  The purchase price was $160,000, for which we issued 533,333 shares ($.30 per share) of our common stock for the purchase of the race vehicle.

During 2008, the Company rented pit equipment from a related party Specialty Rentals, LLC for a total of $10,500.  On October 1, 2009, the Company issued 35,000 shares of common stock in payment of this obligation to Specialty Rentals, LLC.

On December 31, 2008, the Company issued 44,890 shares of stock for a debt of $8,978 to Chester Montgomery for managerial consulting services.

In September of 2009, General Pacific Partners, LLC established an unsecured line of credit under its name for the company with a limit of $450,000.  To date, no more than $50,000 as been drawn on the line which has no balance on the line at the current time.

In 2009, the Company borrowed a total of $53,225 from two related parties General Pacific Partners, LLC and Billington Brown Acceptance, LLC.  The loans are due on demand, are unsecured and bear interest at 8%.

In the three months ended  March 31, 2010, the company borrowed an additional $9,600 from General Pacific Partners, LLC bringing the total to $62,825.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001. As of December 31, 2009, there were 15,650,873 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our Company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

Our Articles of Incorporation do not provide for cumulative voting rights for the election of directors, However, Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Some of the substantive provisions include laws relating to annual election of directors, removal of directors without cause, removal of directors by court proceedings, indemnification of officers and directors, directors standard of care and liability of directors for unlawful distributions. The aforesaid Section does not apply to any corporation which, among other things, has outstanding securities designated as qualified for trading as a national market security on NASDAQ if such corporation has at least eight hundred holders of its equity securities as of the record date of its most recent annual meeting of shareholders. It is currently anticipated that we may be subject to Section 2115 of the California General Corporation Law which, in addition to other areas of the law, will subject us to Section 708 of the California General Corporation Law which mandates that shareholders have the right of cumulative voting at the election of directors.

Preferred Stock

We are authorized to issue up to 10 million shares of preferred stock.  We currently have no outstanding shares of preferred stock. The board of directors has the authority, without further action by our stockholders, to issue up to 10 million shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although they presently have no intention to do so, the board of directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change of control of us.

General

Our board of directors has the authority, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights, privileges and limitations of the preferred stock. The rights, preferences, powers and limitations on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. As of the date of this Prospectus, there were no Series of Preferred Stock designated by the board of directors, nor was there any Preferred Stock outstanding.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•
disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules will discourage investor interest in and limit the marketability of our common stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the Selling Stockholders. The term “Selling Stockholders” includes the persons and entities named below, and their transferees, pledges, donees, or their successors. We will file a supplement to this prospectus to name any successors to the Selling Stockholders who will use this Prospectus to resell their securities. We will not receive any proceeds from the resale of the common stock by the Selling Stockholders. Assuming the Selling Stockholders sell all the shares registered below, none of the Selling Stockholders will continue to own any shares of our common stock.

	Total Number of shares owned prior to offering	Number of Shares being Offered	Percentage of shares owned prior to offering	Percentage of shares owned after the offering assuming all of the shares are sold

Cassin Farlow, LLC.(5)	550,000	550,000	3.51%	0
Douglas B. O’Dell(1)	212,135	212,135	1.36%	0
Blue Sand Holdings Trust Dated 6/1/2005 Greg Olafson Trustee(1)	144,635	144,635	0.92%	0
Edward Bernabeo(1,6)	56,985	56,985	0.36%	0
David Rifkin(1)	56,390	56390	0.36%	0
Calm Seas Capital, LLC.	250,000	250,000	1.60%	0
Jack McNutt(1)	164,210	164,210	1.05%	0
Rodney D. Hoffman(1)	137,050	137,050	0.88%	0
Buddy Brundo(1)	83,200	83,200	0.53%	0
Breesean Investments Pty, Ltd(1).	275,055	275,055	1.76%	0
Mike L. Meyer Living Trust, Michael L. Meyer , Trustee(1)	192,330	192,330	1.23%	0
Gary Ludi(1)	54,925	54,925	0.35%	0
Bruce L. Way Defined Benefit Plan dtd 01/96(1)	137,345	137,345	0.88%	0
Bernard Rubin Living Trust, 1995(1)	146,915	146,915	0.94%	0
Randy Delano(1)	273,560	273,560	1.75%	0
Kimball Family Trust – Steven Kimball & Lori Kimball Trustees(1)	136,460	136.460	0.87%	0
William T. Klope(1)	40,835	40,835	0.26%	0
David S. Hungerford(1)	135,920	135,920	0.87%	0
Stradtman Family Trust – Alan Martin Stradtman &	80,845	80,845	0.52%	0
Charlotte W. Stradtman Trustees(1)				0
RJW Investments, LLC(2)	134,420	134,420	0.86%	0
World in Motion, Inc.(3)	550,000	550,000	3.51%	0
Capital Strategy Partners, LLC(4)	315,000	315,000	2.01%	0
Chester Montgomery(1)	362,170	56,085	2.30%	2.0
Jeff Arnett(1)	25,000	25,000	0.16%	0
Patro Inc.(1)(7)	100,000	100,000	0.64%	0
Natalee Harrison(1)	50,000	50,000	0.32%	0
Total	4,665,385	4,359,300	28%	2.0

(1) Paid $.20 per share for their shares in a private placement pursuant to Regulation D
(2) Robert Waltos has full investment authority for RJW Investments, LLC
(3) Donald Danks has sole voting and investment control.  World in Motion, Inc. is a founding shareholder of the Company.
(4) Chad B. Arnold has full investment authority of Capital Strategy Partners, LLC.  Mr. Arnold is a registered representative with BMA Securities.  He received his shares on November 8, 2008 and was not affiliated with a broker dealer at that time. Capital Strategy Partners LLC purchased its shares in the ordinary course of business, and  at the time of the purchase of the shares,  Capital Strategy Partners LLC had no agreements or understanding, directly or indirectly, with any person to distribute the shares.
(5)  Augustus B. O’Connell, the father of Kevin P. O’Connell has full investment authority regarding Cassin Farlow, LLC.
(6)   Edward Bernabeo is currently a registered representative affiliated with World Equity Group, Inc. At the time Mr. Bernabeo purchased his shares, he was not affiliated with a broker/dealer.  Mr. Bernabeo purchased his shares in the ordinary course of business, and at the time of the purchase of his shares, had no agreements or understanding, directly or indirectly, with any person to distribute the shares.
(7) Rick Harrison has sole voting and investment authority for Patro, Inc.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices. There can be no assurance that the Company will be approved for listing on the OTC Bulletin Board. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

No broker dealer received any securities as underwriting compensation.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We, and the selling stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by The Bingham Law Group APC., Carlsbad, California.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

EXPERTS

Ronald A. Chadwick. P.C., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2009and 2008 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

The Bingham Law Group, Carlsbad California has acted as legal counsel for us in connection with this Offering.

 AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of SpeedSport Branding, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

Speedsport Branding, Inc.
(A Development Stage Company)

FINANCIAL STATEMENTS

December 31, 2008 and 2009, & March 31, 2010 (Unaudited),
For The Period From January 10, 2006 (Inception) Through December 31, 2009,
And For The Period From January 10, 2006 (Inception)
Through March 31, 2010 (Unaudited)

Speedsport Branding, Inc.
(A Development Stage Company)
Financial Statements

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS

Balance sheets	F-2
Statements of operations	F-3
Statements of stockholders’ equity	F-4
Statements of cash flows	F-5
Notes to financial statements	F-6

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado  80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Speedsport Branding, Inc.
Newport Beach, California

I have audited the accompanying balance sheets of Speedsport Branding, Inc. (a development stage company) as of December 31, 2008 and 2009 and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material  respects, the financial position of Speedsport Branding, Inc. as of December 31, 2008 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	Ronald R. Chadwick, P.C.
May 5, 2010	RONALD R. CHADWICK, P.C.

Speedsport Branding, Inc.
(A Development Stage Company)
BALANCE SHEETS

			March 31, 2010
	Dec. 31, 2008	Dec. 31, 2009	(Unaudited)

ASSETS

Current assets
Cash	$9,188	$50,003	$50,435
Total current assets	9,188	50,003	50,435

Fixed assets - net	184,490	140,313	129,627

Total Assets	$193,678	$190,316	$180,062

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$-	$-	$3,390
Accrued interest payable	355	681	1,125
Accrued payables - related parties	108,525	525	525
Notes payable - related parties	-	53,225	62,825
Notes payable - current	18,306	18,388	17,070
Stock subscription payable	-	45,000	45,000
Total current liabilties	127,186	117,819	129,935

Notes payable	11,301	988	-

Total Liabilities	138,487	118,807	129,935

Stockholders' Equity
Preferred stock, $.001 par value;
10,000,000 shares authorized;
none issued or outstanding	-	-	-
Common stock, $.001 par value;
100,000,000 shares authorized;
15,440,873 shares (2008),
and 15,650,873 shares (2009 and 2010)
issued and outstanding	15,441	15,651	15,651
Additional paid in capital	1,147,721	1,210,511	1,210,511
Deficit accumulated during the
development stage	(1,107,971)	(1,154,653)	(1,176,035)

Total Stockholders' Equity	55,191	71,509	50,127

Total Liabilities and Stockholders' Equity	$193,678	$190,316	$180,062

The accompanying notes are an integral part of the financial statements.

Speedsport Branding, Inc.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

						Period From
					Period From	Jan. 10, 2006
			Three Months	Three Months	Jan. 10, 2006	(Inception)
			Ended	Ended	(Inception)	To
	Year Ended	Year Ended	March 31, 2009	March 31, 2010	To	March 31, 2010
	Dec. 31, 2008	Dec. 31, 2009	(Unaudited)	(Unaudited)	Dec. 31, 2009	(Unaudited)

Revenues	$26,240	$2,379	$1,123	$2,800	$75,427	$78,227
Lease income - related party	10,394	11,813	2,599	2,599	30,869	33,468
	36,634	14,192	3,722	5,399	106,296	111,695

Operating expenses:
Amortization & depreciation	11,297	42,742	10,686	10,686	142,946	153,632
General and administrative	152,375	15,441	6,003	15,176	1,028,203	1,043,379
	163,672	58,183	16,689	25,862	1,171,149	1,197,011
Operating - other:
Gain on asset sales	-	964	964	-	16,359	16,359

Gain (loss) from operations	(127,038)	(43,027)	(12,003)	(20,463)	(1,048,494)	(1,068,957)

Other income (expense):
Interest expense	(4,980)	(3,655)	(713)	(919)	(106,159)	(107,078)

Income (loss) before
provision for income taxes	(132,018)	(46,682)	(12,716)	(21,382)	(1,154,653)	(1,176,035)

Provision for income tax	-	-	-	-	-	-

Net income (loss)	$(132,018)	$(46,682)	$(12,716)	$(21,382)	$(1,154,653)	$(1,176,035)

Net income (loss) per share
(Basic and fully diluted)	$(0.01)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of
common shares outstanding	14,447,281	15,507,956	15,440,873	15,650,873

The accompanying notes are an integral part of the financial statements.

Speedsport Branding, Inc.
(Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY

				Deficit
				Accumulated
	Common Stock (1)			During The
		Amount	Additional	Development	Stockholders'
	Shares	($.001 Par)	Paid in Capital	Stage	Equity

Balances at January 10, 2006	-	$-	$-	$-	$-

Shares issued to founders
for services 1/12/06	10,125,000	10,125			10,125

Shares issued for cash	150,000	150	29,850		30,000

Gain (loss) for the year				(653,409)	(653,409)

Balances at December 31, 2006	10,275,000	$10,275	$29,850	$(653,409)	$(613,284)

Related party debt relief			36,529		36,529

Gain (loss) for the year				(322,544)	(322,544)

Balances at December 31, 2007	10,275,000	$10,275	$66,379	$(975,953)	$(899,299)

Shares issued in conversion of debt	5,095,983	5,096	1,067,434		1,072,530

Shares issued for services	25,000	25	4,975		5,000

Shares issued for services	44,890	45	8,933		8,978

Gain (loss) for the year				(132,018)	(132,018)

Balances at December 31, 2008	15,440,873	$15,441	$1,147,721	$(1,107,971)	$55,191

Shares issued in conversion of debt	210,000	210	62,790		63,000

Gain (loss) for the year				(46,682)	(46,682)

Balances at December 31, 2009	15,650,873	$15,651	$1,210,511	$(1,154,653)	$71,509

Gain (loss) for the three months				(21,382)	(21,382)

Balances at March 31, 2010	15,650,873	$15,651	$1,210,511	$(1,176,035)	$50,127

(1) As adjusted for a 1 for 5 LLC interest for common share exchange in May 2008.

The accompanying notes are an integral part of the financial statements.

Speedsport Branding, LLC
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

						Period From
					Period From	Jan. 10, 2006
			Three Months	Three Months	Jan. 10, 2006	(Inception)
			Ended	Ended	(Inception)	To
	Year Ended	Year Ended	March 31, 2009	March 31, 2010	To	March 31, 2010
	Dec. 31, 2008	Dec. 31, 2009	(Unaudited)	(Unaudited)	Dec. 31, 2009	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$(132,018)	$(46,682)	$(12,716)	$(21,382)	$(1,154,653)	$(1,176,035)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Amortization & depreciation	11,297	42,742	10,686	10,686	142,946	153,632
Stock issued for services	13,978	-	-	-	24,103	24,103
Non cash lease income	(10,394)	(11,813)	(2,599)	(2,599)	(22,207)	(24,806)
Non cash interest expense	3,809	2,184	359	476	5,993	6,469
Gain (loss) on asset sales	-	(964)	(964)	-	(16,359)	(16,359)
Accrued payables	47	326	66	3,834	79,693	83,527
Accrued payables - related parties	70,500	-	-	-	108,525	108,525
Net cash provided by (used for)
operating activities	(42,781)	(14,207)	(5,168)	(8,985)	(831,959)	(840,944)

Cash Flows From Investing Activities:
Funds loaned to related party	-	12,850	(2,800)	-	12,850	12,850
Collections of related party loans	-	(12,850)	1,800	-	(12,850)	(12,850)
Fixed asset purchases	-	-	-	-	(383,805)	(383,805)
Fixed asset sales	-	2,400	2,400	-	132,400	132,400
Net cash provided by (used for)
investing activities	-	2,400	1,400	-	(251,405)	(251,405)

(Continued On Following Page)

The accompanying notes are an integral part of the financial statements.

Speedsport Branding, Inc.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

						Period From
					Period From	Jan. 10, 2006
			Three Months	Three Months	Jan. 10, 2006	(Inception)
			Ended	Ended	(Inception)	To
	Year Ended	Year Ended	March 31, 2009	March 31, 2010	To	March 31, 2010
	Dec. 31, 2008	Dec. 31, 2009	(Unaudited)	(Unaudited)	Dec. 31, 2009	(Unaudited)

Cash Flows From Financing Activities:
Notes & loans payable - borrowings	32,946	104,875	289	50,000	1,700,660	1,750,660
Notes & loans payable - payments	(2,138)	(52,253)	(724)	(40,583)	(597,293)	(637,876)
Sales of common stock	-	-	-	-	30,000	30,000
Net cash provided by (used for)
financing activities	30,808	52,622	(435)	9,417	1,133,367	1,142,784

Net Increase (Decrease) In Cash	(11,973)	40,815	(4,203)	432	50,003	50,435

Cash At The Beginning Of The Period	21,161	9,188	9,188	50,003	-	-

Cash At The End Of The Period	$9,188	$50,003	$4,985	$50,435	$50,003	$50,435

Schedule Of Non-Cash Investing And Financing Activities

Common stock issued for services	$13,978	$-	$-	$-	$24,103	$24,103
Asset sold for assumption of debt	$-	$-	$-	$-	$140,737	$140,737
Debt converted to capital	$1,072,530	$63,000	$-	$-	$1,172,059	$1,172,059

Supplemental Disclosure

Cash paid for interest	$1,369	$1,144	$289	$443	$20,717	$21,192
Cash paid for income taxes	$-	$-	$-	$-	$-	$-

The accompanying notes are an integral part of the financial statements.

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2009, & March 31, 2010 (Unaudited),
For The Period From January 10, 2006 (Inception) Through December 31, 2009,
 And For The Period From January 10, 2006 (Inception)
Through March 31, 2010 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Speedsport Branding, Inc. (the “Company”), was incorporated in the State of Nevada on January 10, 2006. The Company purchases or leases motorsport racecars for its own use, and competes in organized racing events. The Company is currently considered to be in the development stage, and has generated only limited revenues from its activities in the racing business. Speedsport Branding, LLC was formed in the State of California on January 26, 2006. On May 15, 2008, in a merger classified as a transaction between parties under common control, the sole membership interest owner in Speedsport Branding, LLC exchanged 30,000 membership interests for 150,000 common shares in Speedsport Branding, Inc. Subsequent to the consummation of the merger Speedsport Branding, LLC ceased to exist. The results of operations of Speedsport Branding, Inc. and Speedsport Branding, LLC have been combined from January 26, 2006 forward through the date of merger.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2008 and 2009, and March 31, 2010 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under straight line methods over each item's estimated useful life. The Company uses a five year life for racecars, vehicles and furniture and fixtures.

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2009, & March 31, 2010 (Unaudited),
For The Period From January 10, 2006 (Inception) Through December 31, 2009,
 And For The Period From January 10, 2006 (Inception)
Through March 31, 2010 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued):

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms.

Advertising costs

Advertising costs are expensed as incurred. The Company recorded no material advertising costs in 2008 or 2009, or for the three months ended March 31, 2010.

Income tax

The Company accounts for income taxes pursuant to ASC 740. Under ASC 740 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2009, & March 31, 2010 (Unaudited),
For The Period From January 10, 2006 (Inception) Through December 31, 2009,
 And For The Period From January 10, 2006 (Inception)
Through March 31, 2010 (Unaudited)

NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Long-Lived Assets

In accordance with ASC 350, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company earns revenue from race purses and the sale of advertising to racing sponsors, but does not separate sales of different activities into operating segments. The Company had limited revenues in 2008 and 2009 and 2010 from a small client base. Revenue in each of the periods included lease income from the lease of a vehicle to a related party.

Stock based compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

NOTE 2. RELATED PARTY TRANSACTIONS

In 2008 the Company converted notes payable totaling $912,530 into 4,562,650 shares of common stock.  Included in the transaction was $375,370 of related party notes payable and accrued interest converted to 1,876,850 shares.

In March 2007, the Company signed an agreement to lease a truck to a related party.  The amount of $866 per month is reflected as revenue on the statement of operations.  The agreement runs through January 2011.

In February 2007, the Company signed an agreement to lease a race car from a related party.  Under the terms of the agreement the Company leases the race car for specific races and pays $7,500 per race for use.  The term is on a per event basis and has no end date.  General and administrative expense on the statement of operations includes $60,000 at December, 31, 2008. The total amount owed at December 31, 2008 was $90,000, and on September 1, 2009, the Company committed to issue 325,000 shares in settlement of the debt.  As of December 31, 2009, 175,000 shares have been issued to convert $52,500 of the debt.  The remaining debt of $45,000, representing 150,000 shares, is reflected on the balance sheet as stock subscriptions payable.

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2009, & March 31, 2010 (Unaudited),
For The Period From January 10, 2006 (Inception) Through December 31, 2009,
 And For The Period From January 10, 2006 (Inception)
Through March 31, 2010 (Unaudited)

NOTE 2. RELATED PARTY TRANSACTIONS

During 2008, the Company rented pit equipment from a related party for a total of $10,500.  On October 1, 2009, the Company issued 35,000 shares of stock in payment of this obligation.

On December 31, 2008, the Company issued 44,890 shares of stock to a related party in payment of services rendered.

On December 31, 2008, the Company issued 533,333 shares to a related party in repayment of a loan created in the purchase of an asset.

In 2009, the Company borrowed $53,225 from two related parties.  The loans are due on demand, are unsecured and bear interest at 8%.  In the three months ended March 31, 2010, the Company borrowed an additional $9,600 bringing the total to $62,825.

NOTE 3. FIXED ASSETS

Fixed asset values recorded at cost are as follows:

			(Unaudited)
	December 31,		March 31,
	2008	2009	2010
Racecars and equipment	$168,090	$168,090	$168,090
Trucks and other vehicles	45,623	45,623	45,623
Furniture and fixtures	2,778	-	-
	216,491	213,713	213,713
Less accumulated depreciation	(32,001)	(73,400)	(84,086)
Total	$184,490	$140,313	$129,627

Depreciation expense in 2008 and 2009 was $11,297 and $42,742, and $10,686 for the three months ended March 31, 2010.

Speedsport Branding, Inc.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2009, & March 31, 2010 (Unaudited),
For The Period From January 10, 2006 (Inception) Through December 31, 2009,
 And For The Period From January 10, 2006 (Inception)
Through March 31, 2010 (Unaudited)

NOTE 4. NOTES PAYABLE

Required principal payments from December 31, 2009 forward are as follows:

2010	$71,613
2011	988
2012	-
2013	-
2014	-
$72,601

NOTE 5. INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At December 31, 2008 and 2009 and March 31, 2010 the Company had net operating loss carryforwards of approximately $103,401, $150,083, and $171,465 respectively.  They begin to expire in 2026. The deferred tax asset of $20,680, $30,017 and $34,293, respectively, created by the net operating losses has been offset by a 100% valuation allowance. The change in the valuation allowance in 2008, 2009, and 2010 was $18,550, $9,336 and $4,276.

Speedsport Branding, Inc.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 2008 and 2009, & March 31, 2010 (Unaudited),
For The Period From January 10, 2006 (Inception) Through December 31, 2009,
 And For The Period From January 10, 2006 (Inception)
Through March 31, 2010 (Unaudited)

NOTE 5. GOING CONCERN

The Company has suffered recurring losses from operations which raises substantial doubt about the Company’s ability to continue as a going concern. Continued losses could cause the Company to be unable to continue in the racing industry or to meet debt obligations. The Company believes that racing requires significant capital outlays on a continual basis to successfully fund operations, but with adequate funding that profitable operations can be achieved. Without proper capitalization the Company could discontinue operations. The Company is currently undertaking to register 4,359,300 common shares under an S-1 registration statement in an effort to create a publicly traded market for its stock. If successful, the Company believes that it could attract equity capital more easily to finance operations. The Company will receive no proceeds from the registration and sale of the 4,359,300 common shares. The Company has generated no significant operating revenue during the year ended December 31, 2009, but if able to attract financing for operations anticipates generating revenues in the next 12 months, and more specifically during the racing season from February through November, through increased racing activities and sponsorships. The Company's assets are very specialized, and any value recovery should the Company cease operations may be minimal, and insufficient to meet debt obligations.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ARTICLE VI of our Bylaws states that to the extent and in the manner  permitted  by the  laws of the State of Nevada, and  specifically   as  is  permitted  under  the  Nevada Revised Statutes pertaining to Corporations, the  corporation  shall  indemnify  any person who was or is a party  or is  threatened  to be  made a  party  to any  threatened,  pending  or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,  other than an action by or in the right of the  corporation,  by reason of the fact that such person is or was a director,  officer,  employee or agent of the corporation, or is or was serving at the request of the corporation as a director,  officer, employee or agent of another corporation,  partnership, joint venture, trust or other enterprise against expenses,  including attorneys' fees, judgments, fines and amounts paid in settlement.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 13. EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth our expenses in connection with this registration statement. All of these expenses are estimates, other than the fees and expenses of legal counsel and filing fees payable to the Securities and Exchange Commission. All expenses of this offering are being paid by the Company.

Expense or Fee	Amount to Be Paid
SEC Registration Fee	$62.16
Printing and Edgarizing Expenses	$5,000.00
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$15,000.00
Transfer Agent	$2,500.00
Miscellaneous	$5,000.00
TOTAL	$52,562.16

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
The following sets forth information regarding all sales of our unregistered securities during the past three years. All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us or otherwise, to information about us. Unless otherwise indicated, the issuances of the securities described below were affected without the involvement of underwriters.

Between  August 12, and August 15, 2008, we sold 150,000 shares of our common stock at a purchase price of $.20 per share to a total of 2 accredited investors.

From February, 2006 through February 2007, SpeedSport Branding, LLC, issued a total of $560,500 in Promissory Notes to 22 non-affiliated accredited investors. The Promissory Notes bore interest at 8% per annum. On June 3, 2008, upon the merger of SpeedSport Branding, LLC with the Company, the Promissory Notes, including principal and accrued interest were converted into a total of 3,039,590 shares of common stock of the Company.

On July 9, 2007, we borrowed $50,000 from Chester Montgomery, a family member of our CEO, Roy C. Montgomery. On January 31, 2008 and prior to the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 261,195 shares of common stock of the Company.

On July 5, 2006, we borrowed $2,400 from Roy C. Montgomery, our CEO. On January 31, 2008 and prior to the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 13,510 shares of common stock of the Company.

On March 4, 2006, we borrowed $102,066 from General Pacific Partners, LLC a company in which Kevin P. O'Connell is the managing member.  Mr. O'Connell is the managing member of Revete Capital Partners, LLC, Billington Brown Acceptance, LLC, and General Pacific Partners, LLC, which together hold a majority of our outstanding common shares.  Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 516,280 shares of common stock of the Company.

On February 23, 2006, we borrowed a total of $128,595 from Billington Brown Acceptance, LLC, a company in which Kevin P. O'Connell in the managing member.  Mr. O'Connell is the managing member of Revete Capital Partners, LLC, Billington Brown Acceptance, LLC, and General Pacific Partners, LLC, which together hold a majority of our outstanding common shares.  Upon the merger of SpeedSport Branding LLC into the Company, the indebtedness, including accrued interest was converted into 770,865 shares of common stock of the Company.

Additionally, on January 31, 2008_we borrowed a total of $103, 256  from Revete Capital Partners, LLC ("Revete") and Billington Brown Associates, LLC., both of which companies'  managing member is Mr. O'Connell and whose majority membership interests are held by Mr. O'Connell.   On January 31, 2008 and prior to the merger of SpeedSport Branding LLC into the Company, the indebtedness, including all accrued interest, to Revete and BBA was converted into a total of 516,280 shares of common stock of the Company at a conversion price of $.20 per share.

On December 31, 2008, we acquired a Grand Am spec 997 GT-3 Porsche racecar from P-1.  The purchase price was $160,000, for which we issued 533,333 shares  ($.30 per share) of our common stock for the purchase of the race vehicle.

Since inception Mr. O’Connell and his affiliates accrued a total of $97,500 in lease payments, maintenance payments and other payments as compared to our overall expenses of $1,196,289.  The lease payments of  $97,500 were paid by our company by the issuance of 325,000 shares of our common stock at $.30 per share.  Also, since inception, Mr. O’Connell’s affiliates, through stock subscriptions, loans, and other payments have provided a total of $591,386 in cash.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Form S-1 . References to "the Company" in this Exhibit List mean Speedsport Branding, Inc., a Nevada corporation.

Exhibit #	Description
3(i).1	Articles of Incorporation of Speedsport Branding, Inc, Inc., as amended
3(ii).1	Corporate Bylaws for Speedsport Branding, Inc, Inc.
5.1	Legal opinion and consent of The Bingham law Group, APC.
10.1	Equipment Lease Agreement between SpeedSport Branding, LLC and P-1, LLC
23.1	Consent of the Bingham Law Group, APC. (included with Exhibit 5.1)
23.2	Consent of Speedsport Branding, Inc.’s Auditors

ITEM 17. UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any additional or changed material information with respect to the plan of distribution.

 (2)           That, for the purpose of determining any liability under the Securities Act, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Riverside, State of California, on August 9, 2010 .

SpeedSport Branding, Inc

By:	/s/ Roy Montgomery
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SpeedSport Branding, Inc.

Date: August 9, 2010	By:	/s/ Roy Montgomery
Roy Montgomery Chairman, CEO, Principal Executive Officer and Director

SpeedSport Branding, Inc.

Date: August 9, 2010	By:	/s/ Richard Toth
Richard Toth Director and Chief Financial and Accounting Officer

EXHIBIT INDEX

Exhibit #	Description
3(i).1	Articles of Incorporation of SpeedSport Branding, Inc., as amended
3(ii).1	Corporate Bylaws for SpeedSport Branding, Inc.
5.1	Legal opinion and consent of The Bingham Law Group APC
10.1	Equipment Lease Agreement between SpeedSport Branding, LLC and P-1, LLC
23.1	Consent of The Bingham Law Group APC. (included with Exhibit 5.1)
23.2	Consent of SpeedSport Branding Inc.’s Auditors